UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2009
CKX, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-17436	27-0118168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Madison Avenue, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	212-838-3100
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425  under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under  the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to  Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
The Registrant is re-filing certain sections of its Annual Report on Form 10-K for the year ended December 31, 2008 pursuant to this Form 8-K to reflect:
•	A change made in 2009 to its reportable segments whereby the Company’s Morra, Brezner, Steinberg & Tenenbaum, Inc. (“MBST”) business unit is reported in the 19 Entertainment segment due to a change in management structure. In 2008 and prior years, MBST was reported as part of Corporate and Other for segment purposes.

•	The Company’s adoption on January 1, 2009 of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51.
The following sections of Form 10-K for the year ended December 31, 2008 are hereby amended in this Form 8-K:
Item 6 – Selected Financial Data
Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 8 – Financial Statements and Supplemental Data
Also included for reference purposes is:
Item 15 – Exhibits and Financial Statement Schedule

CKX, Inc.
Form 10-K
For the Year Ended December 31, 2008

		Page
PART I
Item 6.	Selected Financial Data	4
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Item 8.	Financial Statements and Supplementary Data	28
Item 15.	Exhibits and Financial Statement Schedules	58

ITEM 6.	SELECTED FINANCIAL DATA
     Prior to February 7, 2005, CKX was a publicly traded company with no operations. As a result the Presley Business is considered to be the Predecessor company (the “Predecessor”). To assist in the understanding of the results of operations and balance sheet data of the Company, we have presented the historical results of the Predecessor. The selected consolidated financial data was derived from the audited consolidated financial statements of the Company as of December 31, 2008, 2007, 2006, and 2005 and for the years ended December 31, 2008, 2007, 2006 and 2005. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere herein.
     The selected historical financial data for the year ended December 31, 2004 and as of December 31, 2004 is represented by that of the Presley Business (as Predecessor) which have been derived from the Presley Business’ audited Combined Financial Statements and Notes thereto. The selected statement of operations data for the period January 1, 2005 — February 7, 2005 represents the pre-acquisition operating results of the Presley Business (as Predecessor) in 2005.
     Our selected statement of operations data for the years ended December 31, 2008, 2007, 2006 and 2005 includes the results of the Presley Business for the period following its acquisition on February 7, 2005, the results of 19 Entertainment for the period following its acquisition on March 17, 2005, the results of MBST for the period following its acquisition on August 9, 2005 and the results of the Ali Business for the period following its acquisition on April 10, 2006.

					Predecessor Company
	CKX, Inc.				January 1-	Year Ended
(Amounts in thousands,	Year Ended December 31,				February 7,	December 31,
except per share and share information)	2008	2007	2006	2005	2005	2004
Statement of Operations Data:
Revenue	$288,128	$266,777	$210,153	$120,605	$3,442	$41,658
Operating expenses (excluding depreciation and amortization) (1)	230,027	201,468	169,717	108,547	2,854	30,558
Impairment charges	35,661	—	—	—	—	—
Depreciation and amortization	21,161	22,551	20,541	14,910	126	1,201
Operating income (loss)	36,940	42,758	19,895	(2,852)	462	9,899
Interest income (expense), net	(3,823)	(3,946)	240	(2,820)	(115)	(1,327)
Other income (expense)	—	2,181	(3,323)	2,970	—	—
Income (loss) before income taxes, equity in earnings of affiliates and minority interest	33,117	40,993	16,812	(4,596)	347	8,572
Income tax expense	14,430	19,432	6,178	855	152	833
Equity in earnings of affiliates	2,521	1,566	686	843	—	—
Income (loss) from continuing operations	21,208	23,127	11,320	(4,608)	195	7,739
Loss from discontinued operations	—	(8,430)	—	—	—	(246)
Net income (loss)	21,208	14,697	11,320	(4,608)	195	7,493
Dividends on preferred stock	(1,824)	(1,824)	(1,824)	(1,632)	—	—
Accretion of beneficial conversion feature	—	—	—	(17,762)	—	—
Net income (loss) available to CKX, Inc.	19,384	12,873	9,496	(24,002)	195	7,493
Less: Net income attributable to noncontrolling interests	(2,257)	(2,553)	(2,127)	(1,296)	—	—
Net income (loss) attributable to CKX, Inc.	$17,127	$10,320	$7,369	$(25,298)	$195	$7,493
Basic income (loss) per common share	$0.18	$0.11	$0.08	$(0.35)
Diluted income (loss) per common share	$0.18	$0.11	$0.08	$(0.35)
Average number of basic common shares outstanding	96,674,706	96,901,172	92,529,152	71,429,858
Average number of diluted common shares outstanding	96,684,377	96,991,441	93,555,201	71,429,858

(1)
Operating expenses in 2008 and 2007 include $(5.8) million and $5.3 million, respectively, of merger and distribution-related costs (recoveries), net. Operating expenses in 2008 includes $15.9 million of foreign exchange gains resulting from the strength of the U.S. dollar compared to the U.K. pound. Operating expenses in 2007 and 2006 include $0.3 million and $2.7 million, respectively, of foreign exchange losses.

					Predecessor
	CKX, Inc.				Company as of
	As of December 31,				December 31,
(Amounts in thousands)	2008	2007	2006	2005	2004
Balance Sheet Data:
Cash and cash equivalents	$101,895	$50,947	$36,610	$36,979	$201
Marketable securities	—	—	—	42,625	—
Other current assets	52,407	58,127	36,088	26,495	6,912
Total assets	476,061	525,455	489,117	444,600	36,032
Current liabilities (excluding current portion of debt)	78,292	59,845	39,432	33,937	8,978
Debt	101,918	103,070	3,701	3,500	23,582
Total liabilities	210,319	207,992	91,153	94,365	34,615
Redeemable restricted common stock	23,002	23,002	23,002	23,002	—
Total equity	242,740	294,461	374,962	372,233	1,417
FORWARD LOOKING STATEMENTS
     In addition to historical information, this Form 10-K (this “Annual Report”) contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “assume” or other similar expressions, although not all forward-looking statements contain these identifying words. All statements in this Annual Report regarding our future strategy, future operations, projected financial position, estimated future revenue, projected costs, future prospects, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on which this Annual Report was filed with the Securities and Exchange Commission (“SEC”). We expressly disclaim any obligation to issue any updates or revisions to our forward-looking statements, even if subsequent events cause our expectations to change regarding the matters discussed in those statements. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders.
ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following management’s discussion and analysis of financial condition and results of operations of the Company (and its predecessor) should be read in conjunction with the historical financial statements and footnotes of the Presley Business, and the Company’s historical consolidated financial statements and notes thereto included elsewhere in this Annual Report. Our future results of operations may change materially from the historical results of operations reflected in our historical financial statements.
Overview
     We are engaged in the ownership, development and commercial utilization of entertainment content, including the rights to the name, image and likeness of Elvis Presley and the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. Our existing properties generate recurring revenues across multiple entertainment platforms, including music and television; sponsorship; licensing and merchandising; artist management; themed attractions and touring/live events.
     The Company owns an 85% interest in the Presley Business. The former owner of the Presley Business maintains a 15% interest in the business, is entitled to certain future distributions and has other contractual rights. The Company owns an 80% interest in the Ali Business. The former owner of the Ali Business maintains a 20% interest in the business and is entitled to certain future distributions and has other contractual rights.

Terminated Merger Agreement
     On June 1, 2007, we entered into an Agreement and Plan of Merger (as amended on August 1, 2007, September 27, 2007, January 23, 2008 and May 27, 2008, the “Merger Agreement”) with 19X, Inc., a Delaware corporation (“19X”), and 19X Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of 19X. Under the terms of the Merger Agreement, 19X had agreed to acquire CKX at a price of $12.00 per share in cash. 19X was initially formed for an unrelated purpose and has had no operations or business other than as contemplated by the Merger Agreement, including the related financings. Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly owned subsidiary of CKX, are the sole current stockholders of 19X.
     On November 1, 2008, 19X, Inc. delivered a letter to the Board of Directors of the Company terminating the Merger Agreement. Pursuant to the terms of the Merger Agreement, 19X was required to pay a termination fee of $37.5 million. 19X notified the Company that, as permitted under the Merger Agreement, it elected to pay $37.0 million of the termination fee by delivery of 3,339,350 shares of CKX common stock, at the contractually agreed to assumed valuation provided for in the Merger Agreement of $11.08 per share, with the remainder of the termination fee ($0.5 million) paid in cash. 19X paid the termination fee on November 21, 2008. The Company recognized a gain of $8.1 million consisting of the $0.5 million fee received in cash plus $7.6 million, which was the value of the 3,339,350 shares based on the average trading price of the Company’s stock on NASDAQ ($2.29) on the date the shares were delivered (November 21, 2008). The Company incurred merger and distribution-related costs of $2.3 million in 2008 and $5.3 million in 2007, respectively. The gain and related costs are classified on the statement of operations as merger and distribution-related costs (recoveries), net.
Transactions Involving FX Real Estate and Entertainment Inc. and FX Luxury Realty, LLC
     Investments in FX Luxury Realty and FX Real Estate and Entertainment Inc. and Distributions to CKX Stockholders
     On June 1, 2007, the Company acquired 50% of the newly issued common membership interests in FX Luxury Realty, LLC (“FXLR”). The consideration for the acquired interests was $100 million, paid in cash at closing. Transaction costs totaled $2.1 million. The Company funded the $100 million purchase price with proceeds from a drawdown under the Credit Facility (as defined). At the time of CKX’s investment in FXLR, FXLR owned a 50% interest in entities (the “Metroflag Entities”) that collectively own and control approximately 18 acres of property on the Las Vegas strip and had entered into a binding agreement to acquire the other 50% of such entities. The acquisition of the remaining 50% of the Metroflag Entities, which gave FXLR 100% ownership and control of the Las Vegas property, closed on July 6, 2007.
     As a condition to the Merger Agreement, CKX agreed to distribute to its stockholders the equity it purchased in FXLR through a distribution of shares of FX Real Estate and Entertainment Inc. (“FXRE”) common stock , which shares would be received prior to the distribution through an exchange of FXLR interests for FXRE shares (see below). The Company consummated the distribution through a series of dividends which involved the transfer of an aggregate of 48% of the outstanding common stock of FXRE into three trusts for the benefit of CKX stockholders, with such shares subsequently released to CKX stockholders. The first dividend, transferred into two trusts on June 18, 2007, was valued at approximately $50.3 million. The second dividend, transferred into a third trust on September 27, 2007, was valued at approximately $40.9 million. After this second dividend, CKX continued to retain an investment of $6.2 million at December 31, 2007 representing its then remaining 2% ownership interest in FXRE.
     On September 26, 2007, CKX and other members of FXLR entered into a Contribution and Exchange Agreement pursuant to which each member of FXLR contributed its common membership interests in FXLR to FXRE in exchange for shares of common stock of FXRE and FXLR became a subsidiary of FXRE. As a result of this reorganization, all references to FXRE for the periods prior to the date of the reorganization shall refer to FXLR and its consolidated subsidiaries. For all periods subsequent to the date of the reorganization, all references to FXRE shall refer to FXRE and its consolidated subsidiaries, including FXLR.
     Also on September 26, 2007, CKX acquired an additional 0.742% of the outstanding capital stock of FXRE for a price of $1.5 million.
     On December 21, 2007, the Company declared a dividend with respect to its remaining 2% ownership interest in FXRE and set the record date of December 31, 2007 for the distribution of all of the shares of FXRE stock held by CKX and the three distribution trusts to the CKX stockholders. In 2007, the Company recorded a $2.2 million gain on the declared dividend of the final 2% interest in FXRE to the Company’s shareholders. The gain represents the difference between the Company’s cost basis in the shares and the trading price of FXRE on January 10, 2008, the first day of trading in FXRE stock.

     On January 10, 2008, CKX and the distribution trusts completed the distribution by delivering to each stockholder of CKX two shares of FXRE common stock for every ten shares of CKX common or preferred stock held by such stockholder on the record date. The total number of shares of FXRE common stock distributed to CKX stockholders was 19,743,349.
     Accounting for the Investment and Distributions
     The Company consolidated FXRE from the date of the Company’s investment (June 1, 2007) through September 26, 2007 (date of the second distribution to the trust, as noted above). Subsequent to September 26, 2007, the Company accounted for its 2% investment in FXRE under the cost method because the Company had no significant continuing involvement. Upon the January 10, 2008 distribution and the third dividend described above, CKX’s ownership interest in FXRE was fully divested and no investment was recorded by CKX subsequent to such date.
     Terminated License Agreements
     In June 2007, Elvis Presley Enterprises, Inc. (“EPE”) entered into a worldwide license agreement with FXRE granting FXRE the exclusive right to utilize Elvis Presley-related intellectual property in connection with the development, ownership and operation of Elvis Presley-themed hotels, casinos and certain other real estate-based projects and attractions around the world. The Ali Business also entered into a worldwide license agreement with FXRE, granting FXRE the right to utilize Muhammad Ali-related intellectual property in connection with Muhammad Ali-themed hotels and certain other real estate-based projects and attractions. Under the terms of the license agreements, FXRE was required to pay to EPE and the Ali Business a specified percentage of the gross revenue generated at the properties that incorporate the Elvis Presley and Muhammad Ali intellectual property. In addition, FXRE was required to pay a guaranteed annual minimum royalty during each year of the agreement, which amount was to be recoupable against royalties paid during such year as described above. The aggregate guaranteed minimum royalty due for 2007 was $10.0 million, which was paid in April 2008. The guaranteed annual minimum royalty payments in the aggregate amount of $10.0 million for 2008 were due January 30, 2009.
     On March 9, 2009, following FXRE’s failure to make the $10 million annual guaranteed minimum royalty payments for 2008 when due, EPE and the Ali Business entered into a Termination, Settlement and Release agreement with FXRE, pursuant to which the parties agreed to terminate the EPE and Ali Business license agreements and to release each other from all claims related to or arising from such agreements. In consideration for releasing FXRE from any claims related to the license agreements, EPE and the Ali Business will receive 10% of any future net proceeds or fees received by FXRE from the sale and/or development of the Las Vegas properties, up to a maximum of $10 million. FXRE has the right to buy-out this participation right at any time prior to April 9, 2014 for a payment equal to (i) $3.3 million, plus (ii) 10% of any proceeds received from the sale of some or all of the Las Vegas properties during such buy-out period and for six months thereafter, provided that the amount paid under (i) and (ii) shall not exceed $10 million.
     Notwithstanding the termination of the license agreements, the Company continues to believe that the development of real estate-based projects and attractions utilizing the Elvis Presley and Muhammad Ali intellectual property represents a significant growth opportunity. The Company intends to continue to pursue such opportunities whether on its own or together with third parties.
     CKX Loan to FXRE
     On September 26, 2007, CKX entered into a Line of Credit Agreement with FXRE pursuant to which CKX agreed to loan up to $7.0 million to FXRE, $6.0 million of which was drawn down on September 26, 2007 and was evidenced by a promissory note dated September 26, 2007. The loan accrued interest at LIBOR plus 600 basis points and was payable upon the earlier of (i) two years and (ii) the consummation by FXRE of an equity raise at or above $90.0 million. The loan was secured by a pledge of an aggregate of 972,762 shares of FXRE common stock held by Mr. Sillerman and certain other FXRE stockholders. On April 17, 2008, FXRE repaid all amounts under the loan, the Line of Credit Agreement terminated and the shares subject to the pledge described above were released.
     Affiliated Elements of Transactions
     Mr. Sillerman, our Chairman and Chief Executive Officer, also serves as Chairman and Chief Executive Officer of FXRE. Mr. Sillerman owns approximately 29% of the outstanding equity of Flag Luxury Properties (“Flag”), which, prior to the investment in FXLR described above, owned 100% of FXLR and a 50% interest in the Metroflag Entities. Following the January 2008 Distribution, Mr. Sillerman owned approximately 30% of the outstanding common stock of FXRE. Mr. Sillerman had pledged 324,254 shares of his FXRE common stock as security for the CKX loan described above. The loan was repaid on April 17, 2008 and the shares pledged by Mr. Sillerman were released.

     Thomas P. Benson, our Chief Financial Officer, also served as a director and Chief Financial Officer of FXRE until January 15, 2009 and February 2, 2009, respectively.
     Approval Process
     The Company’s Board of Directors, acting upon the unanimous recommendation of a special committee comprised entirely of independent directors (the “Special Committee”), (except for directors affiliated with FXLR, FXRE and Flag, who abstained) unanimously approved the license agreements and the FXLR Investment. In addition, the Special Committee, acting on authority granted to it by the Board of Directors, unanimously approved the Additional FXRE Equity Investment and the FXRE Loan. The Special Committee engaged Houlihan Lokey to serve as independent financial advisor to the Special Committee. On June 1, 2007, Houlihan Lokey delivered opinions to the Special Committee and the Board of Directors that as of the date of the opinion, the terms of the FXLR Investment and the licenses were fair to the holders of the Company’s common stock (other than holders of common stock that are affiliated with Parent) from a financial point of view. In addition, the terms of the license agreements were approved by the minority equity owners of EPE and the Ali Business.
     Shared Services Agreement
     We are party to a shared services agreement with FXRE, pursuant to which certain of our employees, including members of senior management, provide services for FXRE, and certain of FXRE’s employees, including members of senior management, may provide services for CKX. The services to be provided pursuant to the shared services agreement are expected to include management, legal, accounting and administrative. The agreement expires on December 31, 2010 and can be extended or terminated with ninety days notice by both parties.
     Charges under the shared services agreement are made on a quarterly basis and are determined taking into account a number of factors, including but not limited to, the overall type and volume of services provided, the individuals involved, the amount of time spent by such individuals and their current compensation rate with the company with which they are employed. Each quarter, representatives of the parties will meet to (i) determine the net payment due from one party to the other for provided services performed by the parties during the prior calendar quarter, and (ii) prepare a report in reasonable detail with respect to the provided services so performed, including the value of such services and the net payment due. The parties shall use their reasonable, good-faith efforts to determine the net payments due in accordance with the factors described in above.
     Because the shared services agreement with CKX constitutes an agreement with a related party, the agreement was reviewed and approved by the independent members of the Company’s Board of Directors. In addition, the agreement was reviewed and approved by a special committee of independent members of the Board of Directors of FXRE formed to evaluate and approve certain related party transactions.
     For the year ended December 31, 2008, CKX has billed FXRE $1.6 million for professional services, primarily accounting and legal services, performed under the shared services agreement. FXRE paid $1.3 million of the 2008 shared service costs prior to year-end. The $0.3 million outstanding at December 31, 2008 was paid to the Company in February 2009.
     For the year ended December 31, 2007, CKX billed FXRE $1.0 million for professional services, primarily accounting and legal services. These amounts were paid in 2008. This expense for the CKX billing was eliminated in consolidation.
     FXRE’s independent registered public accounting firm issued an audit report dated March 3, 2008 pertaining to FXRE’s consolidated financial statements for the year ended December 31, 2007 that contains an explanatory paragraph expressing substantial doubt as to FXRE’s ability to continue as a going concern. FXRE’s ability to satisfy obligations as they come due, which may include making future payments under the shared services agreement described above, is dependent on FXRE successfully raising capital in the future. There can be no assurance that FXRE will be able to complete a financing on terms that are favorable to its business or at all.
19 Entertainment
     19 Entertainment generates revenue from the creation and production of entertainment properties. Our primary revenue sources include production and license fees and related ratings and rankings bonuses from television programs, and royalties from the sale of recorded music by artists signed to our record labels. We also derive revenue from the sale of merchandise, sponsorships and tours based on our television programs and recorded music artists, and fee income from management clients.

     The majority of our revenue is derived from production and license fees and related performance bonuses from producing and licensing the IDOLS television show format in various countries and ancillary revenue streams from the IDOLS brand. Ancillary revenue from the IDOLS brand is generated through agreements which provide us with the option to sign finalists on the IDOLS television shows to long-term recording contracts, concert tours we produce featuring IDOLS finalists and the sale of sponsorships and merchandise involving the IDOLS brand.
     The majority of our IDOLS related revenue is generated through agreements with our global television production and distribution partner, FremantleMedia, and our principal global record label partners Ronagold for seasons American Idol 1 through American Idol 4 and Simco for all seasons subsequent to American Idol 4. Therefore, we are highly dependent upon the continued ability of these entities to successfully maintain the IDOLS brand and promote our recording artists.
     Other than American Idol, which is discussed below, the IDOLS television shows are generally produced or licensed under one year contracts under which each local television network has the right, but not the obligation, to renew the agreement for additional years. Our recording artists are generally signed to long-term recording contracts under which we and Sony Music have the right, but not the obligation, to require the artist to release a specified number of albums.
     Our revenue from the IDOLS brand is also highly dependent upon the continued success of the American Idol series which currently airs on the Fox television network in the United States, and local adaptations of the IDOLS television show which air around the world. Our revenue is also dependent upon the continued success and productivity of our recording artists and management clients. A portion of our revenue from the American Idol series is dependent upon the number of hours of programming we deliver. In the seventh broadcast season, which aired during our first and second fiscal quarters of 2008, we delivered 52.5 hours of programming compared to 49 hours of programming during the same period of 2007. On November 28, 2005, 19 Entertainment entered into a series of agreements with Fox, FremantleMedia and Sony Music/Simco, related to the American Idol television program. Under the terms of the agreements, Fox has guaranteed at least one more season of American Idol (2009), with an automatic renewal for up to two additional seasons upon the show achieving certain minimum ratings in 2009 and potentially 2010. Additional terms of the agreements call for Fox to order a minimum of 37 hours and a maximum of 45 hours of American Idol programming each season (though 19 Entertainment and FremantleMedia can agree to produce additional hours) and to pay 19 Entertainment and FremantleMedia an increased license fee per season. Fox also agreed to make an annual payment to 19 Entertainment tied to the most recent recording agreement with Sony Music. We expect to deliver 50 hours of programming in 2009.
     19 Entertainment’s revenue is seasonal in nature, reflecting the timing of our television shows and tours in various markets. Historically, 19 Entertainment generated higher revenue during the first three quarters of the calendar year, which corresponds to the dates our American Idol and So You Think You Can Dance series air on Fox in the United States. 19 Entertainment’s revenue reflect its contractual share of the IDOLS television revenue representing producer, format and licensing fees as well as ratings and ratings bonuses and do not include the revenues earned or the production costs incurred directly by our production and distribution partner, FremantleMedia. 19 Entertainment records all of the television and sponsorship revenue for So You Think You Can Dance and our operating expenses include the contractual share that we distribute to our production partners. MBST earns revenue through arrangements with artists that result in MBST receiving a percentage of the artists’ performance revenue, from consulting fees paid by advisory clients and from participations in films it has produced.
     Our significant costs to operate 19 Entertainment include salaries and other compensation, royalties, tour expenses, rents and general overhead costs. Our discretionary costs include salary and overhead costs incurred in the development of new entertainment content.
Presley Business
     The Presley Business consists of entities which own and/or control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of the Graceland museum and related attractions, as well as revenue derived from Elvis Presley’s television specials, films and certain of his recorded musical works. The Presley Business consists of two reportable segments: Royalties and Licensing — intellectual property, including the licensing of the name, image, likeness and trademarks associated with Elvis Presley, as well as other owned and/or controlled intellectual property and the collection of royalties from certain motion pictures, television specials and recorded musical works and music compositions; and Graceland Operations — the operation of the Graceland museum and related attractions and retail establishments, including Elvis Presley’s Heartbreak Hotel and other ancillary real estate assets.

     The Royalties and Licensing segment generates revenue from the exploitation of the name, image and likeness of Elvis Presley, including physical and intellectual property owned or created by Elvis Presley during his life. The primary revenue source of this segment comes from licensing Elvis’ name and likeness for consumer products, commercials and other uses and royalties and other income derived from intellectual property created by Elvis including records, movies, videos and music publishing. Licensing revenue is primarily derived from long-term contracts with terms of one to five years. Although we seek to obtain significant minimum guarantees, our licensing revenue varies based on the actual product sales generated by licensees. The intellectual property created by Elvis during his lifetime which we own has generally been assigned to third parties for commercial exploitation under long-term agreements.
     Although we maintain certain controls over the use of this content and, in certain cases, have rights to terminate these agreements if the third party fails to perform, our revenue from this intellectual property is highly dependent upon the ability of third parties to successfully market the content.
     The Graceland Operations segment generates its primary revenue from ticket and merchandise sales and related income from public tours of Graceland as well as from the operation of Elvis Presley’s Heartbreak Hotel and the other ancillary real estate assets. Revenue from Graceland has historically been seasonal with sharply higher numbers of visitors during the late spring and summer seasons as compared to the fall and winter seasons.
     Most of the Presley Business’ revenue sources are dependent upon the public’s continued interest in Elvis Presley and the intellectual property he created.
     Our significant costs to operate the Presley Business include salaries, rent and other general overhead costs. Most of our costs do not vary significantly with our revenue. Our discretionary costs are generally in our marketing and promotions department which we primarily incur to maintain and/or increase the number of visitors to Graceland. We also incur expenses in exploring opportunities to bring Elvis-related attractions to Las Vegas and other strategic locations throughout the world.
Ali Business
     The Ali Business consists of the commercial exploitation of the name, image, likeness and intellectual property of Muhammad Ali, primarily through endorsement and licensing arrangements.
     The primary revenue source comes from licensing Muhammad Ali’s name and likeness for consumer products, commercials and other uses. Licensing revenue is primarily derived from long-term contracts with terms of one to five years. Although we seek to obtain significant minimum guarantees, our licensing revenue varies based on the actual product sales generated by licensees. The intellectual property that is owned by the Company is licensed to third parties for commercial exploitation under long-term agreements. Although we maintain certain controls over the use of this content and, in certain cases, have rights to terminate these agreements if the third party fails to perform, our revenue from this intellectual property is highly dependent upon the ability of third parties to successfully market the content. Most of our revenue sources are dependent upon the public’s continued interest in Muhammad Ali and associated intellectual property. The Ali Business also generates revenue from sports memorabilia signings performed by Mr. Ali.
     Our significant costs to operate the Ali Business include commissions, salaries and other general overhead costs. With the exception of commissions, most of our costs do not vary significantly with our revenue.
Use of OIBDAN
     We evaluate our operating performance based on several factors, including a financial measure of operating income (loss) before non-cash depreciation of tangible assets and non-cash amortization of intangible assets and non-cash compensation and other non-cash charges, such as charges for impairment of intangible assets (which we refer to as “OIBDAN”). The Company considers OIBDAN to be an important indicator of the operational strengths and performance of our businesses and the critical measure the chief operating decision maker (CEO) uses to manage and evaluate our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses or stock-based compensation expense. Accordingly, OIBDAN should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with US GAAP as OIBDAN is not a GAAP equivalent measurement.

     We have reconciled OIBDAN to operating income in the following consolidated operating results table for the Company for the years ended December 31, 2008 and 2007.
Consolidated Operating Results Year Ended December 31, 2008
Compared to Year Ended December 31, 2007

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007	Variance
	(Amounts in thousands)
Revenue	$288,128	$266,777	$21,351
Operating expenses	251,188	224,019	27,169
Other operating income (expense)	15,910	(308)	16,218
Operating income	36,940	42,758	(5,818)
Income tax expense	14,430	19,432	(5,002)
Net income attributable to CKX, Inc.	17,127	10,320	6,807

Operating income	$36,940	$42,758	$(5,818)
Impairment charges	35,661	—	35,661
Depreciation and amortization	21,161	22,551	(1,390)
Non-cash compensation	2,954	1,325	1,629

OIBDAN	$96,716	$66,634	$30,082

     Revenue growth of $21.4 million in 2008 was driven primarily by 19 Entertainment, which had higher television production and sponsorship revenue for American Idol, an increase in the broadcast hours from So You Think You Can Dance and increases in music and management revenue, which offset lower revenue for the Presley Business and the Ali Business. Higher operating expenses of $27.2 million resulted from non-cash impairment charges of $35.7 million to reduce the carrying amount of the Ali Business trademark by $24.4 million, Ali Business goodwill by $3.4 million and MBST goodwill by $7.9 million. Excluding the impairment charges, operating expenses declined $8.5 million as higher expenses at 19 Entertainment to support revenue growth and new projects and the increased broadcast hours for So You Think You Can Dance were partially offset by decreased expenses at the Presley Business and lower corporate expenses and merger and distribution related costs. Other operating income of $15.9 million reflects foreign exchange gains resulting from a significant strengthening of the U.S. dollar compared to the U.K. pound as 19 Entertainment has significant U.S. dollar denominated revenues. Other operating expense of $0.3 million in the prior year period reflects foreign exchange losses.
19 Entertainment
     Revenue for 19 Entertainment was $229.2 million in 2008, an increase of $31.3 million over the prior year. Operating expenses for 19 Entertainment, including amortization expense of intangible assets of $14.7 million and excluding other operating income of $15.9 million and the MBST impairment charge of $7.9 million, were $170.5 million, an increase of $21.8 million over the prior period.

     The following tables provide a breakdown of 19 Entertainment’s revenue, cost of sales, selling, general and administrative expenses and other costs, OIBDAN and operating income for the years ended December 31, 2008 and 2007:

Year Ended December 31, 2008	Revenue	Cost of Sales
	(Amounts in thousands)
American Idol (including television production, foreign syndication, sponsorship, merchandise and touring)	$96,028	$(22,455)	$73,573
Other IDOLS television programs (including license fees and sponsorship)	15,349	(482)	14,867
So You Think You Can Dance and other television productions	63,690	(55,403)	8,287
Recorded music, management clients and other	54,134	(29,610)	24,524

	$229,201	$(107,950)	$121,251
Selling, general and administrative expenses, excluding non-cash compensation			(44,362)
Other operating income			15,910

OIBDAN			$92,799

OIBDAN			$92,799
Depreciation and amortization			(16,165)
Impairment charge			(7,922)
Non-cash compensation			(2,044)

Operating income			$66,668

Year Ended December 31, 2007	Revenue	Cost of Sales
	(Amounts in thousands)
American Idol (including television production, foreign syndication, sponsorship, merchandise and touring)	$83,859	$(20,647)	$63,212
Other IDOLS television programs (including license fees and sponsorship)	15,837	(385)	15,452
So You Think You Can Dance and other television productions	54,154	(45,352)	8,802
Recorded music, management clients and other	44,014	(12,372)	31,642

	$197,864	$(78,756)	$119,108
Selling, general and administrative expenses, excluding non-cash compensation			(51,610)
Other operating expense			(308)

OIBDAN			$67,190

OIBDAN			$67,190
Depreciation and amortization			(17,727)
Non-cash compensation			(289)

Operating income			$49,174

     American Idol 7 aired 52.5 series hours in the U.S. in 2008 while American Idol 6 aired 49 series hours in the U.S. in 2007. The additional hours of programming along with an increase in guaranteed license fees accounted for $6.7 million in additional revenue. New sponsorship and licensing deals contributed $7.2 million in additional revenue. U.S. television ratings for American Idol declined in 2008 reflecting an overall decline in network television viewing and an increase in the number of broadcast hours. Touring revenue declined $1.7 million due to fewer dates. Other IDOLS revenue decreased $0.5 million due to reduced music sales by international IDOLS artists.
     MBST contributed $5.6 million and $4.9 million in management revenue in 2008 and 2007. 2008 includes revenue of $1.0 million from the HBO series Little Britain USA, which MBST co-produced with 19 Entertainment, which offset revenue declines due to the timing and number of other client projects.
     Revenue from So You Think You Can Dance increased $10.0 million in 2008 due largely to 37 hours broadcast in 2008 as compared to 31.5 hours in 2007; increased sponsorship revenue accounted for $2.2 million of this increase. Revenue from other television programming, including the new series Little Britain USA on HBO, which was co-produced with MBST, contributed an incremental $1.0 million over the prior year, offsetting a non-recurring television project in 2007.
     Music revenue increased $4.9 million due to strong sales by former American Idol contestants and download revenue of performances from American Idol. Management revenue increased $4.6 million due to increased sponsorship revenues and management fees from the Spice Girls’ reunion tour.
     Operating expenses, excluding MBST, including cost of sales, selling, general and administrative expenses, depreciation and amortization and non-cash compensation, increased by $22.2 million in 2008 over the prior year. Cost of sales increased $29.3 million due to the additional hours for So You Think You Can Dance, other television development costs including Little Britain USA, higher music royalties to artists and costs to support the iTunes download program. Selling, general and administrative expenses decreased $7.3 million due primarily to headcount reductions, additional costs directed to projects and favorable foreign exchange impact on U.K. Sterling denominated costs. Other operating income of $15.9 million in 2008 reflects foreign exchange gains resulting from a significant strengthening of the U.S. dollar compared to the U.K. pound as 19 Entertainment has significant U.S. dollar denominated revenue. Other operating expense of $0.3 million in the prior year period reflects foreign exchange losses.
     MBST operating expenses for 2008 and 2007, including acquisition-related amortization expenses of $0.8 million for each year, were $14.0 million and $6.0 million, respectively. 2008 operating expenses include a non-cash impairment charge of $7.9 million to reduce the carrying value of goodwill. Excluding the impairment charge, expenses increased $0.1 million.
Presley Business — Royalties and Licensing
     The following table provides a breakdown of Presley Business — Royalties and Licensing revenue, cost of sales, selling, general and administrative expenses and OIBDAN for the years ended December 31, 2008 and 2007:

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007	Variance
	(Amounts in thousands)
Revenue	$18,186	$21,883	$(3,697)
Cost of sales	(2,364)	(2,211)	(153)
Selling, general and administrative expense, excluding non-cash compensation	(5,330)	(7,691)	2,361

OIBDAN	$10,492	$11,981	$(1,489)

OIBDAN	$10,492	$11,981	$(1,489)
Depreciation and amortization	(2,582)	(2,582)	—
Non-cash compensation	(39)	(35)	(4)

Operating income	$7,871	$9,364	$(1,493)

     Royalties and license revenue was $18.2 million in 2008, a decrease of $3.7 million compared to the prior year. The decrease in royalties and licensing revenue was due to lower sales of a limited edition collectible DVD box set of Elvis movies of $3.0 million and lower royalties from the release of digitally enhanced videos and DVDs of “‘68 Special” and “Aloha from Hawaii” of $0.9 million, offset primarily by a net increase in revenue from other TV & Video projects of $0.2 million, due to the distribution of “Elvis: VIVA Las Vegas” DVD documentary of $1.5 million in 2008 in place of other TV & Video projects of $1.3 million in the prior year. An increase in publishing and film revenue was offset by declines in name, image and likeness and merchandise revenue, principally due to the increased activity surrounding the commemoration of the 30th anniversary of Elvis Presley’s death in 2007. Royalties and licensing cost of sales increased $0.2 million due to production costs for the “Elvis: Viva Las Vegas” DVD documentary of $0.9 million offset by reduced cost of sales of the limited edition DVD box set of $0.7 million. Royalties and licensing selling, general and administrative expenses decreased by $2.4 million in 2008 primarily due to a decrease for advertising and marketing of the DVD box set, including upfront costs to produce an infomercial of $2.4 million which incurred in 2007.
Presley Business — Graceland Operations
     The following table provides a breakdown of the Presley Business — Graceland Operations revenue, cost of sales, selling, general and administrative expenses and OIBDAN for the years ended December 31, 2008 and 2007:

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007	Variance
	(Amounts in thousands)
Revenue	$36,713	$40,879	$(4,166)
Cost of sales	(5,674)	(7,487)	1,813
Selling, general and administrative expense, excluding non-cash compensation	(24,835)	(26,220)	1,385

OIBDAN	$6,204	$7,172	$(968)

OIBDAN	$6,204	$7,172	$(968)
Depreciation and amortization	(2,251)	(2,089)	(162)
Non-cash compensation	(79)	(64)	(15)

Operating income	$3,874	$5,019	$(1,145)

     Graceland Operations revenue was $36.7 million in 2008, a decrease of $4.2 million compared to the prior year, primarily due to a $1.7 million decrease in retail operations revenue to $13.8 million. $0.3 million of the decline was due to a change in mail order retail sales to a commission-based operation in the second quarter of 2007. The remaining $1.4 million decline was due to lower retail sales for special events during anniversary week and at Graceland retail stores resulting from a 12.5% decrease in attendance. Per-visitor spending in 2008 was up 5.3% compared with prior year, although historically an anniversary year such as 2007 has significantly higher per-visitor spending than non-anniversary years. Tour and exhibit revenue of $14.2 million in 2008 decreased $0.6 million compared to the prior year. This decrease resulted from a 12.5% decrease in attendance to 536,196 in 2008 from 612,541 in 2007, partially offset by a 9.5% increase in per visitor spending. The attendance decline is due to significantly higher number of visitors in 2007 for the commemoration of the 30th anniversary of Elvis Presley’s death and due to the impact of higher gas prices and weak economic conditions on discretionary consumer travel in the peak travel seasons of 2008. The increase in per visitor spending was due to price increases and an increase in the number of visitors choosing premium package tours.
     Other revenue, primarily hotel room revenue, event revenue and ancillary real estate income, was $8.7 million in 2008, a decrease of $1.9 million compared to the prior year. The decrease was principally due to lower event revenue of $1.4 million related to the prior year events, including the Elvis 30th anniversary concert. The remainder was due to lower ancillary real estate revenue.
     Graceland Operations cost of sales declined $1.8 million in 2008 compared to 2007 with $1.0 million related to the prior year anniversary events, $0.3 million due to the change in mail order retail sales to a commission-based operation and $0.5 million due to lower Graceland retail sales. Graceland Operations selling, general and administrative expenses decreased $1.4 million primarily due to a $1.1 million reduction in professional services and other costs incurred in the prior year related primarily to development costs associated with the Elvis Presley Cirque du Soleil show in Las Vegas, a $0.7 million net decrease in other variable expenses due to lower attendance, $0.3 million of lower fulfillment and distribution costs for the mail order retail sales business, $0.2 million of lower costs related to prior year anniversary events, and $0.2 million in lower advertising expense. These declines were partially offset by a provision of $1.1 million recorded in 2008 for estimated losses due to the early termination of the sublease of a property leased by the Presley Business in downtown Memphis.
Ali Business
     The Ali Business contributed $4.0 million and $6.2 million in revenue in 2008 and 2007, respectively. The decrease in revenue is primarily due to fewer licensing deals in 2008 as compared to the prior year. Operating expenses for the same years were $30.8 million and $3.4 million, respectively. Operating expenses in 2008 include a non-cash impairment charge of $27.7 million to reduce the carrying amount of trademarks by $24.4 million and goodwill by $3.4 million. Excluding the impairment charge, operating expenses declined $0.3 million. OIBDAN declined to $1.0 million from $2.8 million in the prior period.
Corporate Expenses and Other Costs
     The Company incurred corporate overhead expenses of $18.1 million and $18.2 million in the years ended December 31, 2008 and 2007, respectively. The decrease of $0.1 million reflects higher incentive compensation costs in 2008, offset by reduced legal costs and higher shared service costs charged to FXRE.
     The Company recognized a gain of $8.1 million consisting of the $0.5 million fee received in cash plus $7.6 million, the value of the 3,339,350 shares at the average trading price of the Company’s stock on NASDAQ on November 21, 2008 of $2.29. The Company incurred merger and distribution-related costs of $2.3 million in 2008 and $5.3 million in 2007, respectively; these costs are primarily the costs of the Special Committee of the Board of Directors formed to review the Merger, and other merger-related costs, including legal and accounting costs. The gain and related costs are classified on the statement of operations as merger and distribution-related costs (recoveries), net.
     During the year ended December 31, 2008, the Company incurred $2.3 million of acquisition-related costs, consisting of third party due diligence costs for potential acquisitions that have not yet been consummated.
Impairment Charges
     The Company performed its annual impairment assessment of the carrying values of long-lived assets, including intangible assets and goodwill, on October 1, 2008 in accordance with the methods outlined in Application of Critical Accounting Policies. Based on the annual impairment test, the Company recorded non-cash impairment charges of $35.7 million ($25.5 million, net of tax) to reduce the carrying amount of the Ali Business trademark by $24.4 million, the Ali Business goodwill by $3.4 million and MBST goodwill by $7.9 million. The impairment charges recognized in the fourth quarter were triggered by the 2009 budget process performed in the fourth quarter of 2008 which highlighted the severity and duration of the economic downturn on these businesses and the likelihood that these businesses’ performance will not fully rebound to prior expectations.

Interest Income/Expense, net
     The Company had interest expense of $5.6 million in 2008 and 2007. Interest expense in 2008 primarily reflects a full year of interest on the Company’s drawdown from the revolving credit facility on June 1, 2007 to fund the investment in FXLR, offset by a reduction in the average borrowing rate from 7.04% to 4.49%. The Company had interest income of $1.8 million and $1.6 million in 2008 and 2007, respectively; interest income in 2008 includes $0.5 million in interest income from FXRE on the 2007 license payments and the FXRE loan.
Other Income
     Other income of $2.2 million in 2007 is primarily a gain recorded on the distribution of the final 2% ownership interest in FXRE to the Company’s shareholders. The gain represents the difference between the Company’s cost basis in the shares and the trading price of FXRE on January 10, 2008, the first day of trading in FXRE stock.
Income Taxes
     For the year ended December 31, 2008, the Company recorded a provision for income taxes of $14.4 million. The provision reflects an effective tax rate of 43.6%. The tax provision is comprised of a federal benefit of $0.9 million, a state and local income tax expense of $1.7 million, and a foreign income tax expense (predominantly relating to the United Kingdom) of $13.6 million. The effective rate is higher than the federal statutory rate of 35% primarily due to: 1) state and local taxes, 2) the MBST impairment charge and 3) disallowed executive compensation, offset in part by 1) transaction costs, 2) recognition of a tax benefit on the repatriation of cash from our UK subsidiary and 3) other permanent items.
     For the year ended December 31, 2007, the Company recorded a provision for income taxes of $19.4 million. The provision reflects an effective tax rate of 47.4%. The tax provision is comprised of $5.9 million federal income tax, $2.6 million state & local income tax, and $10.9 million of foreign income tax (predominantly relating to the United Kingdom). The effective tax rate differs from the federal statutory rate of 35% primarily due to state and local taxes, the capitalizing of certain deal costs, and recognition of income on the repatriation of cash from our UK subsidiary and other permanent items.
     The decrease in the 2008 effective tax rate as compared with the 2007 effective tax rate of the same period relates primarily to: 1) the deductibility of transaction costs that were capitalized in 2007, 2) a tax loss on the repatriation of cash from our UK subsidiary and 3) a greater use of the foreign tax credit, partially offset by 1) the disallowance of the MBST impairment charge and 2) the disallowance of certain executive compensation.
     The Company’s deferred tax liabilities decreased by $10.2 million in 2008 due to the impairment charge related to the Ali Business.
     A portion of the Company’s long-term deferred tax asset reversed during 2008. As this was related to the purchase of 19 Entertainment, there was a decrease in the valuation allowance offset by a decrease in goodwill of approximately $3.4 million. In addition, the Company evaluated the future utilization of the future foreign tax credit carryforwards and has reduced the valuation allowance by an additional $3.9 million related to an increased level of certainty regarding the use of a portion of the remaining future foreign tax credit carryforwards. Since this decrease also related to the purchase of 19 Entertainment, the decrease in the valuation allowance was offset by a decrease to goodwill. A change in SFAS No. 141(R), Business Combinations that will impact the accounting for prior acquisitions is that beginning in 2009, changes to existing income tax valuation allowances and tax uncertainty accruals resulting from acquisitions will be recorded as adjustments to income tax expense.
     A portion of the Company’s long-term deferred tax asset reversed during 2007. As this was related to the purchase of 19 Entertainment Group, there was a decrease in the valuation allowance, offset by a decrease in goodwill of $5.0 million. In addition, the change in the New York, Michigan and United Kingdom tax laws resulted in a reduction to the effective tax rate applied to the deferred tax items. This resulted in a decrease to the net deferred amount.
     The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement No. 109 (“SFAS 109”), on January 1, 2007. As a result of the implementation of FIN 48, the Company reviewed its uncertain tax positions in accordance with the recognition standards established by FIN 48. As a result of this review, the Company made an initial adjustment to its estimate of its uncertain tax positions by recognizing an additional liability (including interest and penalties) of approximately $0.2 million through a charge to goodwill and an additional liability (including interest and penalties) of approximately $0.1 million through a charge to retained earnings. The liability is recorded in income taxes payable. The Company does not expect any reasonably possible material changes to the estimated amount of liability associated with its uncertain tax positions through December 31, 2009. If all the uncertain tax positions were settled with the taxing authorities, there would be no material effect on the effective tax rate.
     The Company generally recognizes accrued interest and penalties related to uncertain tax positions through income tax expense. CKX has cumulatively accrued $0.5 million in interest and penalties. For the year ended December 31, 2008, the Company accrued interest and penalties of less than $0.1 million.
     New York State is in the process of auditing 19 Entertainment, Inc. for the period July 1, 2003 through March 17, 2005. New York State has notified the Company that it will commence audits of the Company’s tax years ended December 31, 2005, 2006 and 2007. The Internal Revenue Service has commenced an audit of the Company’s tax year ended December 31, 2006. Open tax years related to federal filings are for the years ended December 31, 2005, 2006 and 2007. Open tax years for state and local jurisdictions are not expected to have a material impact on the financial statements in the event of an examination.
     The United Kingdom’s Revenue & Customs (“HMRC”) has reviewed the historic 19 Entertainment Ltd. UK group through December 31, 2006.
Equity in Earnings of Affiliates
     The Company recorded $2.5 million and $1.6 million of earnings in unconsolidated affiliates for the years ended December 31, 2008 and 2007, respectively, primarily reflecting the Company’s investment in Beckham Brand Limited. The increase is a result of higher Beckham Brand Limited income, principally related to David Beckham’s marketing contract with the Los Angeles Galaxy and an increase in licensing activity.
Noncontrolling Interests
     Net income attributable to noncontrolling interests of $2.3 million and $2.6 million for the years ended December 31, 2008 and 2007, respectively, reflect shares in the net income of the Presley Business and the Ali Business related to the equity interests retained by the former owners.
Consolidated Operating Results Year Ended December 31, 2007
Compared to Year Ended December 31, 2006

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006	Variance
	(Amounts in thousands)
Revenue	$266,777	$210,153	$56,624
Operating expenses	224,019	190,258	33,761
Operating income	42,758	19,895	22,863
Income tax expense	19,432	6,178	13,254
Net income attributable to CKX, Inc.	10,320	7,369	2,951

Operating income	$42,758	$19,895	$22,863
Depreciation and amortization	22,551	20,541	2,010
Non-cash compensation	1,325	1,052	273

OIBDAN	$66,634	$41,488	$25,146

     Revenue growth in 2007 was driven by 19 Entertainment, which benefited from the continued success and growth of its television programming, primarily American Idol and So You Think You Can Dance, both of which saw an increase in the number of broadcast hours. Also contributing to the growth in revenue was increased licensing revenues at the Presley Business and higher attendance and spending at Graceland due in part to the commemoration of the 30th anniversary of Elvis Presley’s death. Higher operating expenses for the year ended December 31, 2007 resulted from higher overall costs at 19 Entertainment and the Presley Business to support revenue growth, higher corporate expenses and merger and distribution-related expenses.

19 Entertainment
     Revenue for 19 Entertainment was $197.9 million for the year ended December 31, 2007, an increase of $40.6 million, or 26%, over the prior period. Operating expenses for 19 Entertainment, including amortization expense of intangible assets of $16.6 million, were $148.7 million, an increase of $19.7 million, or 15%, over the prior period.
     The following tables provide a breakdown of 19 Entertainment’s revenue, cost of sales, selling, general and administrative expenses and other costs, OIBDAN and operating income for the year ended December 31, 2007 and 2006:

Year Ended December 31, 2007	Revenue	Cost of Sales
	(Amounts in thousands)
American Idol (including television production, foreign syndication, sponsorship, merchandise and touring)	$83,859	$(20,647)	$63,212
Other IDOLS television programs (including license fees and sponsorship)	15,837	(385)	15,452
So You Think You Can Dance and other television productions	54,154	(45,352)	8,802
Recorded music, management clients and other	44,014	(12,372)	31,642

	$197,864	$(78,756)	$119,108
Selling, general and administrative expenses, excluding non-cash compensation			(51,610)
Other costs			(308)

OIBDAN			$67,190

OIBDAN			$67,190
Depreciation and amortization			(17,727)
Non-cash compensation			(289)

Operating income			$49,174

Year Ended December 31, 2006	Revenue	Cost of Sales
	(Amounts in thousands)
American Idol (including television production, foreign syndication, sponsorship, merchandise and touring)	$67,710	$(20,499)	$47,211
Other IDOLS television programs (including license fees and sponsorship)	8,605	(77)	8,528
So You Think You Can Dance and other television productions	38,240	(31,335)	6,905
Recorded music, management clients and other	42,753	(18,693)	24,060

	$157,308	$(70,604)	$86,704
Selling, general and administrative expenses, excluding non-cash compensation			(39,518)
Other costs			(2,669)

OIBDAN			$44,517

OIBDAN			$44,517
Depreciation and amortization			(15,980)
Non-cash compensation			(253)

Operating income			$28,284

     The revenue increase of $40.6 million in the year ended December 31, 2007 over 2006 is primarily due to an increase in revenue from American Idol, other Idols programming and So You Think You Can Dance. American Idol 6 aired 49 series hours in the U.S. in 2007 while American Idol 5 aired 45 series hours in the U.S. in the comparable 2006 period. The additional hours of programming along with an increase in guaranteed license fees accounted for approximately $5.0 million of higher revenue. Additionally, 19 Entertainment recognized higher foreign syndication and format sales revenue in 2007 reflecting higher syndication and sponsorship revenue in certain foreign markets and changes in the timing of sales. The year over year performance of American Idol was slightly offset by a less successful tour in 2007. Revenue for So You Think You Can Dance increased due to the timing of and increase in foreign syndication sales and format fees and the broadcast of an additional 1.5 hours in 2007 as compared to 2006. Management revenue increased due to several new projects including promotions with the Spice Girls reunion tour, which more than offset a decline in music revenues.
     MBST contributed $4.9 million and $6.1 million in management revenue for the year ended December 2007 and 2006, respectively. The revenue decrease of $1.2 million is primarily due to fewer significant client projects compared to the prior year and the impact of the writers’ strike in the latter part of the year.
     Operating expenses, excluding MBST, including cost of sales, selling, general and administrative expenses, depreciation and amortization and non-cash compensation, increased by $19.7 million in 2007 over the prior period primarily due to higher costs associated with So You Think You Can Dance, increased foreign syndication sales, costs for several television pilots and higher selling, general and administrative expenses, including travel expenses, partially offset by decreased music royalty expenses. Other costs of $0.3 million and $2.7 million for 2007 and 2006, respectively, represent foreign exchange losses generated at 19 Entertainment from transactions denominated in non-UK pound sterling currencies, primarily the U.S. dollar. The $1.7 million increase in depreciation and amortization expense in 2007 is primarily due to foreign exchange movements as the 19 Entertainment intangible assets that are denominated in U.K. pound sterling.
     MBST operating expenses in 2007 and 2006, including acquisition-related amortization expenses of $0.8 million and $0.7 million, respectively, were $6.0 million and $5.9 million, respectively.
Presley Business — Royalties and Licensing
     The following table provides a breakdown of Presley Business — Royalties and Licensing revenue, cost of sales, selling, general and administrative expenses and OIBDAN for the years ended December 31, 2007 and 2006:

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006	Variance
	(Amounts in thousands)
Revenue	$21,883	$13,699	$8,184
Cost of sales	(2,211)	(476)	(1,735)
Selling, general and administrative expense, excluding non-cash compensation	(7,691)	(4,326)	(3,365)

OIBDAN	$11,981	$8,897	$3,084

OIBDAN	$11,981	$8,897	$3,084
Depreciation and amortization	(2,582)	(2,582)	—
Non-cash compensation	(35)	(15)	(20)

Operating income	$9,364	$6,300	$3,064

     The increase in royalties and licensing revenue was due to sales of a limited edition collectible DVD box set of Elvis movies of $4.2 million, increased royalties of $1.7 million from the release of single versions of digitally enhanced videos and DVDs of “‘68 Special” and “Aloha from Hawaii” and increased merchandise licensing royalties of $1.8 million. Other television and video projects offset lower publishing, record and film royalties in 2007. Royalties and licensing cost of sales increased $1.7 million due to the cost of sales of the DVD box set and cost of production for other TV and Video projects. Royalties and licensing selling, general and administrative expenses increased by $3.4 million primarily due to $2.7 million for advertising and marketing of the DVD box set, including upfront costs to produce an infomercial and higher legal costs for trademark work.
Presley Business — Graceland Operations
     The following table provides a breakdown of the Presley Business — Graceland Operations revenue, cost of sales, selling, general and administrative expenses and OIBDAN for the years ended December 31, 2007 and 2006:

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006	Variance
	(Amounts in thousands)
Revenue	$40,879	$35,081	$5,798
Cost of sales	(7,487)	(7,258)	(229)
Selling, general and administrative expense, excluding non-cash compensation	(26,220)	(23,569)	(2,651)

OIBDAN	$7,172	$4,254	$2,918

OIBDAN	$7,172	$4,254	$2,918
Depreciation and amortization	(2,089)	(1,823)	(266)
Non-cash compensation	(64)	(40)	(24)

Operating income	$5,019	$2,391	$2,628

     Tour and exhibit revenue of $14.8 million in 2007 accounted for $1.8 million of the increase in Graceland Operations revenue. This increase resulted from a 10.5% increase in attendance to 612,541 in 2007 from 554,193 in 2006. 2007 attendance was higher due in part to an increase in visitors in August for the commemoration of the 30th anniversary of Elvis Presley’s death. In addition, attendance in the first half of 2006 was depressed by the lingering affects on tourism in the region of Hurricane Katrina. Retail operations revenue of $15.5 million in 2007 accounted for $1.6 million of the overall increase in revenue. The increase was the result of the increase in attendance and an increase in total per visitor spending of 9.5% in part due to the 30th anniversary events, partially offset by a decline of $0.6 million in revenue due to a change in 2007 in mail order retail sales to a commission-based operation.
     Other revenue of $10.6 million increased by $2.4 million in 2007 over 2006 due primarily to $2.0 million of revenue related to 30th anniversary commemoration events, including the Elvis 30th anniversary concert, higher hotel revenue ($0.6 million) and higher rental revenue ($0.8 million) partially due to the operations of newly purchased ancillary real estate assets adjoining Graceland, offset by $1.2 million of revenue in 2006 from ticket sales from the non-recurring Elvis the Concert performed in Australia, New Zealand and Thailand in October 2006.
     Graceland Operations cost of sales increased $0.2 million in 2007 compared to 2006 due to the production of the 30th anniversary concert of $0.8 million and increased retail operations revenue and higher costs based on exhibit attendance of $0.3 million offset by $0.9 million of costs associated with Elvis the Concert in 2006. Graceland Operations selling, general and administrative expenses increased $2.7 million primarily due to $0.6 million of increased advertising, $0.4 million of costs related to 30th anniversary commemoration events, $0.9 million due to the impact of additional headcount added in 2007 and late 2006 and $0.8 million in costs to operate the newly acquired ancillary real estate assets.
Ali Business
     The Ali Business contributed $6.2 million and $4.1 million in revenue in 2007 and 2006, respectively. The revenue increase is primarily due to the inclusion of the full year in 2007 due to the acquisition of the Ali Business in April 2006 and more frequent memorabilia signings by Mr. Ali. Operating expenses for the period were $3.4 million and $2.7 million, respectively. OIBDAN was $2.8 million and $1.5 million, respectively, for the year ended December 31, 2007 and 2006.
Corporate Expenses and Other Costs
     The Company incurred corporate overhead expenses of $18.2 million and $15.2 million in the years ended December 31, 2007 and 2006, respectively. The increase of $3.0 million reflects increased employee and legal costs.
     Merger and distribution-related costs incurred in 2007 of $5.3 million primarily include the costs of the Special Committee of the Board of Directors formed to review the Merger, the cost of the fairness opinions and related legal and accounting costs.
     During the year ended December 31, 2006, the Company incurred $3.2 million of acquisition-related costs, consisting of third party due diligence costs for potential acquisitions that were not consummated.
Interest Income/Expense, net
     The Company had interest expense of $5.6 million and $1.2 million in 2007 and 2006, respectively. The increase in interest expense in 2007 reflects the drawdown from the revolving credit facility of $100 million to fund the investment in FXLR on June 1, 2007. The Company had interest income of $1.6 million and $1.4 million for the years ended December 31, 2007 and 2006, respectively.
Other Income (Expense)
     Other income of $2.2 million in 2007 is primarily a gain recorded on the distribution of the final 2% ownership interest in FXRE to the Company’s shareholders. The gain represents the difference between the Company’s cost basis in the shares and the trading price of FXRE on January 10, 2008, the first day of trading in FXRE stock.
     Other expense of $3.3 million for the year ended December 31, 2006 relates to foreign exchange losses generated as a result of short-term intercompany loans between 19 Entertainment and the parent company that were denominated in U.S. dollars. The 2006 loans were settled through the declaration of an intercompany dividend before the end of the year.
Income Taxes
     For the year ended December 31, 2007, the Company recorded a provision for income taxes of $19.4 million. The provision reflects an effective tax rate of 47.4%. The tax provision is comprised of $5.9 million federal income tax, $2.6 million state & local income tax, and $10.9 million of foreign income tax (predominantly relating to the United Kingdom). The effective tax rate differs from the federal statutory rate of 35% primarily due to state and local taxes, the capitalizing of certain deal costs, and recognition of income on the repatriation of cash from our UK subsidiary and other permanent items.
     For the year ended December 31, 2006, the Company’s effective tax rate was 36.7%. The Company recorded a provision for income taxes of $6.2 million comprised of federal, state and local and foreign taxes.
     The increase in the 2007 effective tax rate as compared with the 2006 effective tax rate of the same period relates primarily to: 1) no reduction to the valuation allowance and 2) non-deductible privatization transaction costs, offset by 1) lower state, local and foreign taxes and 2) a smaller gain recognition on the income on the repatriation of cash from our UK subsidiary.
     The Company, based on advice of tax counsel, structured the distribution of its interest in FXRE in a manner which it believes resulted in the distribution creating minimal additional taxable income to the Company. However, if the IRS disagrees with the Company’s position with respect to when and how the value of the distribution was determined, the Company could be required to recognize taxable income related to the distribution.
     A portion of the Company’s long-term deferred tax asset reversed during 2007. As this was related to the purchase of 19 Entertainment Group, there was a decrease in the valuation allowance, offset by a decrease in goodwill of $5.0 million. In addition, the change in the New York, Michigan and United Kingdom tax laws resulted in a reduction to the effective tax rate applied to the deferred tax items. This resulted in a decrease to the net deferred amount.
     The Company adopted the provisions of FIN 48, an interpretation of SFAS 109, on January 1, 2007. As a result of the implementation of FIN 48, the Company reviewed its uncertain tax positions in accordance with the recognition standards established by FIN 48. The liability is recorded in income taxes payable. The Company does not expect any reasonably possible material changes to the estimated amount of liability associated with its uncertain tax positions through December 31, 2008. If all the uncertain tax positions were settled with the taxing authorities there would be no material effect on the effective tax rate. See the Tax Footnote within the consolidated financial statement for greater detail on FIN 48.
     The Company recognizes accrued interest and penalties related to uncertain tax positions through income tax expense.
Equity in Earnings of Affiliates
     The Company recorded $1.6 million and $0.7 million of earnings in unconsolidated affiliates for the years ended December 31, 2007 and 2006, respectively, reflecting primarily the Company’s investment in Beckham Brand Limited. The increase is a result of higher Beckham Brand Limited income, principally related to David Beckham’s marketing contract with the Los Angeles Galaxy and an increase in licensing activity.
Noncontrolling Interest
     Net income attributable to noncontrolling interests of $2.6 million and $2.1 million for the years ended December 31, 2007 and 2006, respectively, reflect shares in the net income of the Presley Business and the Ali Business related to the equity interests retained by the former owners.
Discontinued Operations
     The Company has consolidated FXRE from the date of the Company’s investment (June 1, 2007) through September 26, 2007 (date of the second distribution to trust, as noted above). Subsequent to September 26, 2007, the Company accounted for its 2% investment in FXRE under the cost method because the Company had no significant continuing involvement. The operating results of FXRE are reflected as discontinued operations in the accompanying consolidated financial statements because the distribution of the FXRE shares to the CKX shareholders qualifies as a spin-off under Accounting Principles Board Opinion 29, Accounting for Non-monetary Transactions, and Financial of Accounting Standards Board Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Liquidity and Capital Resources
     Revolving Credit Facility — The Company is party to a revolving credit agreement (the “Credit Facility”) with various lenders. Loans under the Credit Facility are guaranteed by all of the Company’s wholly-owned domestic subsidiaries and certain of its wholly-owned foreign subsidiaries. The loans are secured by a pledge of certain assets of the Company and its subsidiary guarantors, including ownership interests in all wholly-owned domestic subsidiaries, substantially all wholly-owned foreign subsidiaries and certain subsidiaries that are not wholly-owned. On June 1, 2007 the Company amended the agreement to increase the amount of the Credit Facility by $25.0 million from its initial $125.0 million to a total of $150.0 million and to permit the investment by the Company in FXRE and the subsequent distribution to the Company’s stockholders of the Company’s equity interest in FXRE. The total availability under the Credit Facility was reduced from $150.0 million to $141.7 million in September 2008 due to the bankruptcy of one of the lenders, Lehman Commercial Paper, Inc., a subsidiary of Lehman Brothers, Inc. As of December 31, 2008, the Company had drawn down $100.0 million on the Credit Facility. Additional borrowings under the Credit Facility are available to the Company for general corporate purposes and to finance future acquisitions and joint ventures. Base rate loans under the Credit Facility bear interest at a rate equal to the greater of (i) the prime rate or (ii) the federal funds rate, plus 50 basis points plus margins of 50-125 basis points depending upon the Company’s ratio of debt to EBITDA (“Leverage Ratio”). Eurodollar loans under the Credit Facility bear interest at a rate determined by a formula based on a published Telerate rate, adjusted for the reserve requirements prescribed for eurocurrency funding by a member bank of the Federal Reserve, plus margins of 150-225 basis points depending upon the Company’s Leverage Ratio. Any loans under the Credit Facility must be repaid by May 24, 2011. A commitment fee of 0.375%-0.50% on the daily unused portion of the Credit Facility is payable monthly in arrears. The effective interest rate on these borrowings under the revolving credit agreement as of December 31, 2008 was 3.33%. The Credit Facility requires the Company and its subsidiaries to maintain certain financial covenants, including (a) a maximum Leverage ratio of 4.5 to 1.0 and (b) a minimum EBITDA to interest expense ratio. Under the terms of the Credit Facility, EBITDA is defined as consolidated net income plus income tax expense, interest expense, depreciation and amortization expense, extraordinary charges and non-cash charges and minus interest income, extraordinary gains and any other non-cash income. The Credit Facility also contains covenants that regulate the Company’s and its subsidiaries’ incurrence of debt, disposition of property and capital expenditures.
     The Company was in compliance with all loan covenants as of December 31, 2008.
Cash Flow for the Years Ended December 31, 2008, 2007 and 2006
Operating Activities
     Net cash provided by operating activities was $60.2 million for the year ended December 31, 2008, reflecting net income available to CKX, Inc. of $19.4 million, which includes depreciation and amortization expenses of $21.2 million, impairment charges of $35.7 million and the impact of changes in working capital levels.
     Net cash provided by operating activities was $40.7 million for the year ended December 31, 2007, reflecting net income available to CKX, Inc. of $12.9 million, which includes depreciation and amortization expenses of $22.6 million, discontinued operations of $8.4 million and the impact of changes in working capital levels.
     Net cash provided by operating activities was $29.9 million for the year ended December 31, 2006, reflecting the net income available to CKX, Inc. of $9.5 million, which includes depreciation and amortization expenses of $20.5 million. Operating cash flow was unfavorably impacted compared to the prior year due to income tax payments made in 2006.
Investing Activities
     Net cash used in investing activities was $1.5 million for the year ended December 31, 2008, reflecting capital expenditures related primarily to the purchase of additional land adjacent to Graceland and other purchases of property and equipment of $7.8 million and the repayment to the Company of a loan to FXRE of $6.3 million.
     Net cash used in investing activities was $122.8 million for the year ended December 31, 2007 primarily reflecting the amount, including transaction costs, paid for the investment in FXRE of $103.7 million, the loan to FXRE of $6.0 million and capital expenditures of $11.4 million related primarily to the purchase of additional land adjacent to Graceland.

     In 2007, the Company entered into a $1.8 million loan agreement with a vendor that provides marketing and branding services to the Company. This vendor is owned by several individuals who collectively own less than one percent of our outstanding common stock. The loan bears interest, payable monthly, at 10% per annum, which has been paid currently through December 31, 2008. The borrowers are required to make principal payments, beginning in February 2009 in an amount equal to 50% of the vendor’s cash flow, as defined; the maturity date of the loan is August 2012. The loan is personally guaranteed by the four principals of the vendor. $1.8 million was outstanding under the loan agreement at December 31, 2008 and 2007. The Company also entered into a consulting agreement with the vendor in 2007 that terminates in December 2010 and provides for the Company to pay monthly consulting fees that would total $1.8 million over the term of the agreement; $0.5 million and $0.2 million was expensed under the agreement in 2008 and 2007, respectively. The consulting agreement may be terminated by either party upon sixty days notice.
     Net cash used in investing activities was $33.0 million for the period ended December 31, 2006. Cash paid for the Ali Business, certain assets of a Las Vegas-based Elvis-themed museum, a company that provides marketing services to advertisers to build relationships between consumers and their brands and 50% of a previously 50%-owned affiliate by 19 Entertainment totaled $64.9 million. The Company sold $42.6 million of marketable securities during the period ended December 31, 2006. Capital expenditures of $10.7 million included the purchase of additional land adjacent to Graceland and improvements to the Heartbreak Hotel.
Financing Activities
     Cash used in financing activities was $4.7 million for the year ended December 31, 2008. The Company made distributions of $1.7 million to noncontrolling interest shareholders, principal payments on notes payable of $1.2 million and dividend payments of $1.8 million to the holder of the Series B Convertible Preferred Stock.
     Cash provided by financing activities was $95.9 million for the year ended December 31, 2007. The Company borrowed $100.0 million under its revolving credit facility to fund the FXLR acquisition and received $0.2 million of net proceeds from warrant exercises. The Company made distributions to noncontrolling interest shareholders of $1.8 million, principal payments on notes payable of $0.6 million and dividend payments of $1.8 million to the holder of the Series B Convertible Preferred Stock. During the year ended December 31, 2007, the Company made payments of $0.1 million for costs associated with amending the revolving credit facility.
     Cash used in financing activities was $0.8 million for the year ended December 31, 2006. During the period ended December 31, 2006, the Company made payments totaling $3.1 million for costs associated with the new revolving credit facility, distributions to noncontrolling interest shareholders of $2.0 million, principal payments on notes payable of $0.8 million and dividend payments of $1.8 million to the holder of the Series B Convertible Preferred Stock, offset by proceeds from warrant exercises of $6.9 million.
Uses of Capital
     At December 31, 2008, the Company had $101.9 million of debt outstanding and $101.9 million in cash and cash equivalents.
     We believe that our current cash on hand together with the $41.7 million available under the Company’s revolving credit facility and cash flow from operations will be sufficient to fund our current operations, including payments of interest and principal due on the Company’s debt, dividends on our Series B Convertible Preferred Stock, mandatory minimum distributions to the minority shareholder in the each of the Presley Business and Ali Business and capital expenditures.
Capital Expenditures
     We presently anticipate that our total capital expenditures for 2009 will total approximately $3.5 million. We also estimate that we will incur additional expenditures for the development of the Elvis Cirque du Soleil Las Vegas show of approximately $20.9 million in 2009 and early 2010. These estimates exclude expenditures for the Company’s Graceland re-development projects, the timing and extent of which is not determinable at this time.
     We announced preliminary plans to re-develop our Graceland attraction including an expanded visitors’ center, developing new attractions and merchandising shops and building a new boutique convention hotel. This project is conditioned on a number of factors, including obtaining necessary approvals and concessions from local and state authorities. Although we have not yet determined the exact scope, cost, financing plan and timing of this project, we expect that the re-development of Graceland will take several years and could require a substantial financial investment by the Company.

Dividends
     Our Series B Convertible Preferred Stock requires payment of a cash dividend of 8% per annum in quarterly installments. On an annual basis, our total dividend payment on the Series B Convertible Preferred Stock is $1.8 million. If we fail to make our quarterly dividend payments to the holders of the Series B Convertible Preferred Stock on a timely basis, the dividend rate increases to 12% and all amounts owing must be paid within three business days in shares of Common Stock valued at the average closing price over the previous 30 consecutive trading days. After such payment is made, the dividend rate returns to 8%. All such dividend payments were made on a timely basis.
     We have no intention of paying any cash dividends on our Common Stock for the foreseeable future. In addition, the terms of our existing credit agreement restrict the payment of cash dividends on our Common Stock.
Commitments and Contingencies
     There are various lawsuits and claims pending against us and which we have initiated against others. We believe that any ultimate liability resulting from these actions or claims will not have a material adverse effect on our results of operations, financial condition or liquidity.
     In addition to our scheduled maturities of debt, obligations to redeem preferred stock and obligations to the seller of the Presley Business, to certain sellers of 19 Entertainment and to the sellers of MBST and the Ali Business, we have future cash obligations under various types of contracts. We lease office space and equipment under long-term operating leases. We have also entered into long-term employment agreements with certain of our executives and other key employees. These employment agreements typically contain provisions that allow us to terminate the contract with good cause.
     On August 17, 2007, the Company announced that, together with its subsidiaries, Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises LLC, it has reached an agreement with Cirque du Soleil and MGM MIRAGE (“MGM”) to create a permanent Elvis Presley show at MGM’s CityCenter hotel/casino, which is currently under construction in Las Vegas. The Elvis Presley Cirque du Soleil show is expected to open in January 2010. CKX and Cirque du Soleil have each agreed to pay one-half of the creative development and production costs of the new Elvis Presley show. CKX expects its portion of the investment to be approximately $24 million. CKX has incurred expenditures of $3.1 million to date and expects to fund the remaining $20.9 million in 2009 and early 2010.
     The scheduled maturities as of December 31, 2008 for our credit facilities, future minimum rental commitments under non-cancelable operating leases, minimum payments under employment agreements, guaranteed minimum distributions to The Promenade Trust and The Muhammad Ali Family Trust and future obligations to the former owners of 19 Entertainment are as follows (in thousands):

	2009	2010		2011	2012	2013	Thereafter		Total
	(In thousands)
Debt (including interest at current rates)	$3,943	$3,880		$101,882	$482	$—	$—		$110,187
Non-cancelable operating leases	4,343	3,645		2,891	2,946	2,185	3,509		19,519
Employment contracts	14,976	4,802		1,944	560	560	607		23,449
Guaranteed minimum distributions	1,700	1,700		1,700	1,700	1,700		(a)	8,500
19 Entertainment put right	—	—	(b)	22,039	—	—	—		22,039
Series B convertible preferred stock dividend	1,826	1,826		1,826	1,826	1,826		(c)	9,130
MBST contingent consideration	—	—		—	—	—	—	(d)	—
MAE contingent consideration	—	—		—	—	—	—	(e)	—

Total	$26,788	$15,853		$132,282	$7,514	$6,271	$4,116		$192,824

(a)
We are required to make guaranteed minimum distributions to the minority interest shareholder of at least $1.2 million annually for as long as the minority interest shareholder continues to own 15% of the Presley Business. We are also required to make guaranteed minimum distributions to the minority interest shareholder of at least $0.5 million annually for as long as the minority interest shareholder continues to own 20% of the Ali Business.

(b)
We have granted to the former holders of capital stock of 19 Entertainment the right, during a period of 20 business days beginning March 17, 2011, to cause us to purchase up to 1.7 million shares of common stock from them at a price of $13.18 per share, which is reflected in the table above.

(c)	We are required to pay an annual dividend of $1.8 million per year in quarterly installments on our outstanding Series B Convertible Preferred Stock issued in the acquisition of the Presley Business.

(d)	The sellers of MBST may receive up to 150,000 additional restricted shares of common stock upon satisfaction of certain performance thresholds during the period ending August 9, 2010.

(e)
The Ali Trust has the right to receive an additional 5% membership interest in the Ali Business effective as of the end of the calendar year in which the total compound internal rate of return to the Company on its initial $50 million investment equals or exceeds (i) 30% on a cumulative basis during the period ending April 10, 2011 or (ii) 25% on a cumulative basis for any period commencing on the acquisition date and ending at any time after April 10, 2011. The Ali Trust also has the right to require the Company to purchase all of its remaining ownership interest in the Ali Business beginning on the fifth anniversary of the acquisition at a price based on the then current fair market value.

Future Acquisitions
     We intend to acquire additional businesses that fit our strategic goals. We expect to finance our future acquisitions of entertainment related businesses from cash on hand, our revolving credit facility, new credit facilities, additional debt and equity offerings, issuance of our equity directly to sellers of businesses and cash flow from operations. However, no assurance can be given that we will be able to obtain adequate financing to complete any potential future acquisitions we might identify.
     As we acquire additional businesses, we expect to incur incremental corporate support costs to manage and operate our business. These costs could include, but may not be limited to, the hiring of additional employees and related operating expenses for legal, finance, audit, human resources and systems functions.
Inflation
     Inflation has affected the historical performances of the businesses primarily in terms of higher operating costs for salaries and other administrative expenses. Although the exact impact of inflation is indeterminable, we believe that the Presley Business has offset these higher costs by increasing prices at Graceland and for intellectual property licenses and that 19 Entertainment has offset these higher costs by increasing fees charged for its production services and higher royalty and sponsorship rates.
Application of Critical Accounting Policies
     The preparation of our financial statements in accordance with US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management considers an accounting estimate to be critical if it requires assumptions to be made about matters that were highly uncertain at the time the estimate was made and changes in the estimate or different estimates could have a material effect on the Company’s results of operations. On an ongoing basis, we evaluate our estimates and assumptions, including those related to television production costs, artist advances and recoupable recording costs, goodwill and other intangible assets, income taxes and share based payments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily available from other sources. Actual results may differ from these estimates under different assumptions. We have discussed the development, selection, and disclosure of our critical accounting policies with the Audit Committee of the Company’s Board of Directors.
     The Company continuously monitors its estimates and assumptions to ensure any business or economic changes impacting these estimates and assumptions are reflected in the Company’s financial statements on a timely basis, including the sensitivity to change the Company’s critical accounting policies.
     The following accounting policies require significant management judgments and estimates.

Television Production Costs
     The Company accounts for television projects in development pursuant to American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 00-2, Accounting by Producers or Distributors of Films (“SOP 00-2”). Third party costs incurred in producing television programs for which we have secured distribution agreements are capitalized and remain unamortized until the project is distributed or are written off at the time they are determined not to be recoverable. Third party costs incurred in developing concepts for new television programs are expensed as incurred until such time as we have secured distribution agreements.
     The capitalized cost of producing television programs are recognized as expense in accordance with the individual film forecast method specified in SOP 00-2, pursuant to which we estimate the ratio that revenue which is earned for such programming in the current period bears to its estimate at the beginning of the current year of total revenue to be realized from all media and markets for such programming. The estimate of revenue is based upon the Company’s contractual rights with respect to certain television projects and is calculated on an individual production basis for these programs. Amortization commences in the period in which revenue recognition commences. Our management regularly reviews and revises our total revenue estimates for each project, which may result in modifications to the rate of amortization as estimates of total revenue can change due to a variety of factors, including a change in the number of hours of programming and foreign distribution opportunities for its programs. If a net loss is projected for a particular project, the related capitalized costs are written down to estimated realizable value.
Artist Advances and Recoupable Recording Costs
     Recoupable recording costs and artist advances, as adjusted for anticipated returns, are recognized in accordance with Statement of Financial Accounting Standards Statement (“SFAS”) No. 50, Financial Reporting in the Record and Music Industry (“SFAS 50”) and thus, are charged to expense in the period in which the sale of the record takes place. Recoupable recording costs and artist advances are only capitalized based on management’s judgment that past performance and current popularity of the artist for whom the recording costs are incurred or to whom the advance is made provide a sound basis for estimating that the amount capitalized will be recoverable from future royalties to be earned by the artist. Our management determines the recoverability of artist advances and recoupable recording costs on an artist-by-artist basis based on the success of prior records and projects and costs are only capitalized if the artist has developed a track record of success. Any portion of recoupable recording costs or artists advances that subsequently appear not to be fully recoverable from future royalties to be earned by the artist are charged to expense during the period in which the loss becomes evident.
Goodwill and Other Intangible Assets
     Significant estimates and assumptions are made by management in the allocation of fair values to assets acquired and liabilities assumed in business combinations. The excess of the purchase price over the fair values of assets acquired and liabilities assumed are allocated to goodwill. Elements of the purchase price that meet the requirements in SFAS No. 141, Business Combinations, are valued as intangible assets upon acquisition. The significant assumptions used in these valuations include the duration or useful life of the assets, growth rates and amounts of future cash flows for each income stream. To determine these factors, management specifically makes assumptions regarding the future economic outlook for the industry, risks involved in the business and the impact of competition and technological changes.
     Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. The Company follows SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). In accordance with the provisions of SFAS 142, goodwill and other intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually or if certain circumstances indicate a possible impairment may exist.
     The Company performs its annual impairment assessment on goodwill and indefinite lived intangible assets in accordance with the methods prescribed below on the first day of its fiscal fourth quarter.
     The Company has evaluated the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step the fair value for the reporting unit is compared to its book value including goodwill. The estimates of fair value of a reporting unit are determined primarily using a discounted cash flow analysis. A discounted cash flow analysis requires the Company to make various judgmental assumptions including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s internal budget and business plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units. In the case that the fair value of the reporting unit is less than the book value, a second step is performed which compares the implied fair value of the reporting unit’s goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of the reporting units and the net fair values of the identifiable assets and liabilities of such reporting units. If the fair value of the goodwill is less than the book value, the difference is recognized as an impairment.
     The Company has also performed the impairment test for its intangible assets with indefinite lives, which consists of a comparison of the fair value of the intangible asset with its carrying value. Significant assumptions inherent in this test include estimates of royalty rates and discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Assumptions about royalty rates are based on the rates at which similar brands and trademarks are being licensed in the marketplace.
     The Company performed its annual impairment assessment of the carrying values of long-lived assets, including intangible assets and goodwill, on October 1, 2008 in accordance with the methods outlined above in Application of Critical Accounting Policies. Based on the annual impairment test, the Company recorded non-cash impairment charges of $35.7 million ($25.5 million, net of tax) to reduce the carrying amount of the Ali Business trademark by $24.4 million, the Ali Business goodwill by $3.4 million and MBST goodwill by $7.9 million. The impairment charges recognized in the fourth quarter were triggered by the Company’s 2009 budget process performed in the fourth quarter of 2008 which highlighted the severity and duration of the economic downturn on these businesses and the likelihood that these businesses’ performance will not fully rebound to prior expectations. See notes 8 and 12 to the consolidated financial statements.
Income Taxes
     The Company adopted the provisions of FIN 48, an interpretation of SFAS 109, on January 1, 2007. See note 12 within the consolidated financial statements.
     The Company accounts for income taxes in accordance with SFAS 109, which requires that deferred tax assets and liabilities be recognized, using enacted tax rates, for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the future tax consequences of events that have been recognized in our financial statements or tax returns, judgment is required. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.
     At year end, the actual effective tax rate is calculated based upon the actual results for the full fiscal year, taking into consideration facts and circumstances known at year end.
     In the future, certain events could occur that would materially affect the Company’s estimates and assumptions regarding deferred taxes. Changes in current tax laws and applicable enacted tax rates could affect the valuation of deferred tax assets and liabilities, thereby impacting the Company’s income tax provision.
Share-Based Payments
     In accordance with SFAS 123R, Share-Based Payment, the fair value of stock options is estimated as of the grant date based on a Black-Scholes option pricing model. Judgment is required in determining certain of the inputs to the model, specifically the expected life of options and volatility. As a result of the Company’s short operating history, limited reliable historical data is available for expected lives and forfeitures. We estimated the expected lives of the options granted using an estimate of anticipated future employee exercise behavior, which is partly based on the vesting schedule. We estimated forfeitures based on management’s experience. The expected volatility is based on the Company’s historical share price volatility, and an analysis of comparable public companies operating in our industry.
Impact of Recently Issued Accounting Standards
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the Company beginning after January 1, 2008 for financial assets and liabilities and after January 1, 2009 for non-financial assets and liabilities. The Company adopted SFAS 157 for financial assets and liabilities on January 1, 2008. The adoption of SFAS 157 for financial assets and liabilities did not have a material impact on the Company’s consolidated financial statements. The Company does not expect the adoption of SFAS 157 for non-financial assets and liabilities to have a material impact on the Company’s consolidated financial statements.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), providing companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of asset and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Effective January 1, 2008 the Company elected to not report any of its assets and liabilities which were covered by SFAS 159 at fair value.
     On December 4, 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. In the year ended December 31, 2008, the Company expensed $2.3 million of deferred acquisition costs in anticipation of adopting SFAS 141(R), as these costs cannot be deferred as of January 1, 2009 when the standard is adopted. The adoption of SFAS 141(R) will change the Company’s accounting treatment for business combinations on a prospective basis beginning January 1, 2009. One change in SFAS 141(R) that will impact the accounting for prior acquisitions is that beginning in 2009, changes to existing income tax valuation allowances and tax uncertainty accruals resulting from acquisitions will be recorded as adjustments to income tax expense. Prior to SFAS 141(R), these adjustments were recorded as adjustments to goodwill. The Company adopted SFAS 160 on January 1, 2009 and has applied the retrospective application for the presentation and disclosure to the Company’s consolidated financial statements and footnotes.
Off Balance Sheet Arrangements
     As of December 31, 2008, we did not have any off balance sheet arrangements as defined in Item 303 (a)(4)(ii) of SEC Regulation S-K.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
CKX, Inc.
New York, New York
We have audited the internal control over financial reporting of CKX, Inc. and subsidiaries (the “Company”) as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Controls Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and the financial statement schedule as of and for the year ended December 31, 2008, of the Company and our report dated March 9, 2009 (October 13, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51, described in Note 4 and as to the effects of the retrospective adjustment for the change in the Company’s reportable segments as described in Note 13), expressed an unqualified opinion on those financial statements and the financial statement schedule.
/s/ Deloitte & Touche LLP
New York, New York
March 9, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
CKX, Inc.
New York, New York
We have audited the accompanying consolidated balance sheets of CKX, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CKX, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 4 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of the provisions of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51, which became effective on January 1, 2009.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2009, expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
New York, New York
March 9, 2009
(October 13, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51, described in Note 4 and as to the effects of the retrospective adjustment for the change in the Company’s reportable segments as described in Note 13)

CKX, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$101,895	$50,947
Receivables, net of allowance for doubtful accounts of $803 at December 31, 2008 and $832 at December 31, 2007	37,085	42,231
Due from related party	274	999
Inventories, net of allowance for obsolescence of $649 at December 31, 2008 and $627 at December 31, 2007	1,988	2,092
Prepaid expenses and other current assets	8,119	5,337
Investment in FXRE	—	6,175
Deferred tax assets	4,941	1,293

Total current assets	154,302	109,074
Property and equipment — net	47,818	43,989
Receivables	3,267	1,607
Loans to related parties	1,765	7,931
Deferred production costs	7,339	635
Other assets	19,458	19,223
Goodwill	108,771	160,454
Other intangible assets — net	127,403	181,872
Deferred tax assets	5,938	670

TOTAL ASSETS	$476,061	$525,455

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,648	$14,987
Accrued expenses	22,373	20,448
Accrued dividend	—	6,175
Current portion of long-term debt	489	652
Income taxes payable	5,526	6,226
Deferred revenue	30,745	12,009

Total current liabilities	78,781	60,497
Long-term liabilities:
Long-term debt	101,429	102,418
Deferred revenue	3,515	2,778
Other long-term liabilities	2,850	4,216
Deferred tax liabilities	23,744	38,083

Total liabilities	210,319	207,992

Redeemable restricted common stock — 1,672,170 shares outstanding at December 31, 2008 and 2007	23,002	23,002
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 75,000,000 shares:
Series B - 1,491,817 shares outstanding at December 31, 2008 and 2007	22,825	22,825
Series C - 1 share outstanding at December 31, 2008 and 2007	—	—
Common stock, $0.01 par value: authorized 200,000,000 shares, 95,634,685 shares issued at December 31, 2008 and 95,402,757 issued and outstanding at December 31, 2007	956	954
Additional paid-in-capital	377,617	374,665
Accumulated deficit	(106,619)	(123,746)
Common stock in treasury of 3,339,350 shares at December 31, 2008 and none at December 31, 2007	(7,647)	—
Accumulated other comprehensive income (loss)	(49,671)	15,006

CKX, Inc. stockholders’ equity	237,461	289,704
Noncontrolling interests	5,279	4,757

Total equity	242,740	294,461

TOTAL LIABILITIES AND EQUITY	$476,061	$525,455

The accompanying notes are an integral part of these consolidated financial statements.

CKX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share information)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Revenue	$288,128	$266,777	$210,153
Operating expenses:
Cost of sales	117,358	90,073	79,893
Selling, general and administrative expenses	78,354	87,672	68,760
Corporate expenses	18,065	18,156	15,236
Impairment charges	35,661	—	—
Depreciation and amortization	21,161	22,551	20,541
Merger and distribution-related costs (recoveries), net	(5,768)	5,259	—
Acquisition-related costs	2,267	—	3,159
Other (income) expense	(15,910)	308	2,669

Total operating expenses	251,188	224,019	190,258

Operating income	36,940	42,758	19,895
Interest income	1,778	1,644	1,406
Interest expense	(5,601)	(5,590)	(1,166)
Other income (expense)	—	2,181	(3,323)

Income before income taxes, equity in earnings of affiliates	33,117	40,993	16,812
Income tax expense	14,430	19,432	6,178

Income before equity in earnings of affiliates	18,687	21,561	10,634
Equity in earnings of affiliates	2,521	1,566	686

Income from continuing operations	21,208	23,127	11,320
Loss from discontinued operations	—	(8,430)	—

Net income	21,208	14,697	11,320
Dividends on preferred stock	(1,824)	(1,824)	(1,824)

Net income available to CKX, Inc.	19,384	12,873	9,496
Less: Net income attributable to noncontrolling interests	(2,257)	(2,553)	(2,127)

Net income attributable to CKX, Inc.	$17,127	$10,320	$7,369

Basic income per share:
Income from continuing operations	$0.20	$0.21	$0.10
Discontinued operations	—	(0.08)	—
Dividends on preferred stock	(0.02)	(0.02)	(0.02)

Basic income per share	$0.18	$0.11	$0.08

Diluted income per share:
Income from continuing operations	$0.20	$0.21	$0.10
Discontinued operations	—	(0.08)	—
Dividends on preferred stock	(0.02)	(0.02)	(0.02)

Diluted income per share	$0.18	$0.11	$0.08

Average number of common shares outstanding:
Basic	96,674,706	96,901,172	92,529,152
Diluted	96,684,377	96,991,441	93,555,201
The accompanying notes are an integral part of these consolidated financial statements.

CKX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$21,208	$14,697	$11,320
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,161	22,551	20,541
Impairment charges	35,661	—	—
Impact on cash of discontinued operations	—	8,430	—
Unrealized foreign currency gains and losses	(11,833)	308	3,996
Share-based payments	2,954	1,325	1,052
Equity in earnings of affiliates, net of cash received	264	482	(988)
Merger termination recoveries, net of cash received	(7,647)	—	—
Gain on distribution	—	(2,225)	—
Deferred income taxes	(15,923)	(1,802)	(2,009)
Non-cash interest expense	666	654	390
Provision for accounts receivable allowance	814	588	450
Provision for inventory allowance	114	32	242
Changes in operating assets and liabilities:
Receivables	83	(21,005)	(1,677)
Inventory	(10)	68	662
Prepaid expenses	(2,782)	(2,579)	1,210
Prepaid income taxes	—	7,014	(5,512)
Other assets	(7,144)	364	(1,416)
Accounts payable and accrued expenses	5,215	7,456	4,376
Deferred revenue	19,473	(271)	(3,388)
Income taxes payable	(700)	4,736	(768)
Other	(1,347)	(143)	1,447

Net cash provided by operating activities	60,227	40,680	29,928

Cash flows from investing activities:
Additions to property and equipment	(7,838)	(11,354)	(10,684)
Loan repayment from FXRE	6,345	—	—
Loan to minority interest shareholder	(500)	—	—
Repayment of loan to minority interest shareholder	500	—	—
Investment in and loan to FXRE	—	(109,691)	—
Loan to related party	—	(1,750)	—
Purchases of businesses, net of cash acquired	—	—	(64,921)
Proceeds from sale of marketable securities	—	—	42,625

Net cash used in investing activities	(1,493)	(122,795)	(32,980)

Cash flows from financing activities:
Distributions to noncontrolling shareholders	(1,700)	(1,750)	(1,967)
Principal payments on debt	(1,152)	(631)	(759)
Borrowing under revolving credit facility	—	100,000	—
Proceeds from exercise of warrants	—	244	—
Debt issuance costs	—	(94)	(3,158)
Issuance of common stock	—	—	6,911
Dividends paid on preferred stock	(1,824)	(1,824)	(1,824)

Net cash (used in) provided by financing activities	(4,676)	95,945	(797)

Effect of exchange rate changes on cash	(3,110)	507	3,480

Net increase (decrease) in cash and equivalents	50,948	14,337	(369)
Cash and cash equivalents, beginning of period	50,947	36,610	36,979

Cash and cash equivalents, end of period	$101,895	$50,947	$36,610

Supplemental cash flow data (in thousands):
Cash paid during the period for:
Interest	$5,266	$4,535	$514
Income taxes	30,106	11,033	15,118

Supplemental Cash Flow Information:
     The Company had the following non-cash operating, investing and financing activities in the year ended December 31, 2008 (in thousands):

Shares received in merger termination	$7,647
Distribution of final 2% ownership interest in FXRE	6,175
Accrued but unpaid Series B Convertible Preferred Stock Dividends	456
     The Company had the following non-cash investing and financing activities in the year ended December 31, 2007 (in thousands):

Dividend of CKX’s interests in FXRE to the Distribution Trusts (as defined)	$91,259
Accrued dividend of CKX’s interests in FXRE to the Distribution Trusts (as defined)	6,175
Accrued but unpaid Series B Convertible Preferred Stock Dividends	456
     The Company had the following non-cash investing and financing activities in the year ended December 31, 2006 (in thousands):

Issuance of note in connection with the acquisition of certain assets of Elvis-themed museum	$750
Common stock issued in connection with acquisitions	2,387
Accrued but unpaid Series B Convertible Preferred Stock Dividends	456
The accompanying notes are an integral part of these consolidated financial statements.

CKX, INC.
CONSOLIDATED STATEMENT OF EQUITY
(IN THOUSANDS, EXCEPT SHARE INFORMATION)

											Accumulated
											Other
	Preferred Stock						Additional		Common Stock		Comprehensive	Non-
	Series B		Series C		Common Stock		Paid-In	Accumulated	in Treasury		Income	controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	(Loss)	Interests	Total
Balance at January 1, 2006	1,491,817	$22,825	1	$—	90,528,818	$905	$362,833	$(43,931)	—	$—	$(19,200)	$3,801	$327,233
Warrant exercises	—	—	—	—	3,455,219	35	6,876	—	—	—	—	—	6,911
Shares issued for acquisitions	—	—	—	—	221,683	2	2,385	—	—	—	—	—	2,387
Shares issued to independent directors	—	—	—	—	16,355	—	576	—	—	—	—	—	576
Restricted shares issued to employees	—	—	—	—	15,000	—	70	—	—	—	—	—	70
Stock option expense	—	—	—	—	—	—	375	—	—	—	—	—	375
Series B preferred dividends	—	—	—	—	—	—	—	(1,824)	—	—	—	—	(1,824)
Net income	—	—	—	—	—	—	—	9,193	—	—	—	2,127	11,320
Distributions to noncontrolling interests												(1,975)	(1,975)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	29,889	—	29,889

Balance at December 31, 2006	1,491,817	$22,825	1	$—	94,237,075	$942	$373,115	$(36,562)	—	$—	$10,689	$3,953	$374,962
Fin 48 adjustment	—	—	—	—	—	—	—	(70)	—	—	—	—	(70)
Warrant exercises	—	—	—	—	1,081,889	11	233	—	—	—	—	—	244
Shares issued to independent directors	—	—	—	—	28,293	—	656	—	—	—	—	—	656
Restricted shares issued to employees	—	—	—	—	55,500	1	189	—	—	—	—	—	190
Stock option expense	—	—	—	—	—	—	472	—	—	—	—	—	472
Series B preferred dividends	—	—	—	—	—	—	—	(1,824)	—	—	—	—	(1,824)
Distribution of FXRE	—	—	—	—	—	—	—	(97,434)	—	—	—	—	(97,434)
Net income	—	—	—	—	—	—	—	12,144	—	—	—	2,553	14,697
Distributions to noncontrolling interests												(1,749)	(1,749)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	4,317	—	4,317

Balance at December 31, 2007	1,491,817	$22,825	1	$—	95,402,757	$954	$374,665	$(123,746)	—	$—	$15,006	$4,757	$294,461
Shares issued to independent directors	—	—	—	—	38,628	—	475	—	—	—	—	—	475
Restricted shares issued to employees	—	—	—	—	200,000	2	1,904	—	—	—	—	—	1,906
Restricted shares forfeited by employees	—	—	—	—	(6,700)	—	—	—	—	—	—	—	—
Shares received upon merger termination	—	—	—	—	(3,339,350)	—	—	—	3,339,350	(7,647)	—	—	(7,647)
Stock option expense	—	—	—	—	—	—	573	—	—	—	—	—	573
Series B preferred dividends	—	—	—	—	—	—	—	(1,824)	—	—	—	—	(1,824)

Net income	—	—	—	—	—	—	—	18,951	—	—	—	2,257	21,208
Distributions to noncontrolling interests												(1,735)	(1,735)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(64,677)	—	(64,677)

Balance at December 31, 2008	1,491,817	$22,825	1	$—	92,295,335	$956	$377,617	$(106,619)	3,339,350	$(7,647)	$(49,671)	$5,279	$242,740

The accompanying notes are an integral part of these consolidated financial statements.

CKX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Overview
     CKX, Inc. (the “Company” or “CKX”) is engaged in the ownership, development and commercial utilization of entertainment content. Our primary assets and operations include the rights to the name, image and likeness of Elvis Presley and the operation of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively with American Idol, air in over 100 countries around the world.
     On February 7, 2005, the Company acquired an 85% interest in the entities which own and/or control certain content relating to Elvis Presley (the “Presley Business”). Prior to the acquisition of the Presley Business, the Company did not have any operations.
     On March 17, 2005 the Company acquired 100% of 19 Entertainment Limited (“19 Entertainment”), a private limited company incorporated under the laws of England and Wales, that is a creator, producer, and promoter of entertainment properties, including the IDOLS television show format.
     On August 9, 2005, the Company acquired 100% of Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc. (“MBST”), a manager of comedic talent and producer of motion pictures and television programming.
     On April 10, 2006, the Company acquired an 80% interest in the name, image and likeness and all other rights of publicity of Muhammad Ali, certain trademarks and copyrights owned by Mr. Ali and his affiliates and the rights to all existing Muhammad Ali license agreements (the “Ali Business”).
2. Terminated Merger Agreement
     On June 1, 2007, we entered into an Agreement and Plan of Merger (as amended on August 1, 2007, September 27, 2007, January 23, 2008 and May 27, 2008, the “Merger Agreement”) with 19X, Inc., a Delaware corporation (“19X”), and 19X Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of 19X. Under the terms of the Merger Agreement, 19X had agreed to acquire CKX at a price of $12.00 per share in cash. 19X was initially formed for an unrelated purpose and has had no operations or business other than as contemplated by the Merger Agreement, including the related financings. Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly owned subsidiary of CKX, are the sole current stockholders of 19X.
     On November 1, 2008, 19X, Inc. delivered a letter to the Board of Directors of the Company terminating the Merger Agreement. Pursuant to the terms of the Merger Agreement, 19X was required to pay a termination fee of $37.5 million. 19X notified the Company that, as permitted under the Merger Agreement, it elected to pay $37.0 million of the termination fee by delivery of 3,339,350 shares of CKX common stock, at the contractually agreed to assumed valuation provided for in the Merger Agreement of $11.08 per share, with the remainder of the termination fee ($0.5 million) to be paid in cash. 19X paid the termination fee on November 21, 2008. The Company recognized a gain of $8.1 million consisting of the $0.5 million fee received in cash plus $7.6 million, which was the value of the 3,339,350 shares based on the average trading price of the Company’s stock ($2.29) on NASDAQ on the date the shares were delivered (November 21, 2008). The Company incurred merger and distribution-related costs of $2.3 million in 2008 and $5.3 million in 2007, respectively. The gain and related costs are classified on the statement of operations as merger and distribution-related costs (recoveries), net.
     Prior to and as a condition to the proposed merger, CKX distributed to its stockholders two shares of common stock of FX Real Estate and Entertainment Inc. (“FXRE”) for every 10 shares of CKX common stock or preferred stock owned on the record date for the distribution. The final distribution of these shares of common stock of FXRE took place on January 10, 2008 (see note 3).
3. Transactions Involving FX Real Estate and Entertainment Inc. and FX Luxury Realty, LLC
     During 2007, the Company engaged in a series of transactions with FXRE and FX Luxury Realty, LLC (“FXLR”), each of which is described below.

     FXRE holds its assets and conducts its limited operations through its subsidiary, FXLR and its subsidiaries. FXRE owns 17.72 contiguous acres of land located on the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada. The Las Vegas properties are currently occupied by a motel and several commercial and retail tenants. FXRE has disclosed that it has received from its lenders written demands for repayment of all of the obligations owed to the lenders under the outstanding $475 million mortgage loan on its Las Vegas properties. The loan matured on January 6, 2009. FXRE has disclosed that neither FXRE nor its Las Vegas subsidiaries are able to repay the obligations outstanding under the loan. Failure to repay the mortgage loan could result in the lenders exercising their remedies under the loan agreement, including possibly foreclosing on the property.
     As described elsewhere herein, FXLR entered into license agreements on June 1, 2007 with Elvis Presley Enterprises, Inc. (“EPE”), an 85%-owned subsidiary of CKX, Inc., and Muhammad Ali Enterprises LLC, an 80%-owned subsidiary of CKX, which granted to FXLR the right to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of real estate and other entertainment attraction based projects. These license agreements have since been terminated as more fully described below under “Terminated License Agreements.”
     Investments in FX Luxury Realty and FX Real Estate and Entertainment Inc. and Distributions to CKX Stockholders
     On June 1, 2007, the Company acquired 50% of the newly issued common membership interests in FXLR. The consideration for the acquired interests was $100 million, paid in cash at closing. Transaction costs totaled $2.1 million. The Company funded the $100 million purchase price with proceeds from a drawdown under its existing Credit Facility (as defined). At the time of CKX’s investment in FXLR, FXLR owned a 50% interest in entities (the “Metroflag Entities”) that collectively own and control the Las Vegas property and had entered into a binding agreement to acquire the other 50% of such entities. The acquisition of the remaining 50% of the Metroflag Entities, which gave FXLR 100% ownership and control of the Las Vegas property, closed on July 6, 2007.
     On September 26, 2007, CKX and other members of FXLR entered into a Contribution and Exchange Agreement pursuant to which each member of FXLR contributed its common membership interests in FXLR to FXRE in exchange for shares of common stock of FXRE and FXLR became a subsidiary of FXRE. As a result of this reorganization, all references to FXRE for the periods prior to the date of the reorganization shall refer to FXLR and its consolidated subsidiaries. For all periods subsequent to the date of the reorganization, all references to FXRE shall refer to FXRE and its consolidated subsidiaries, including FXLR.
     Also on September 26, 2007, CKX acquired an additional 0.742% of the outstanding capital stock of FXRE for a price of $1.5 million.
     As a condition to the Merger Agreement, CKX agreed to distribute to its stockholders all of its shares of common stock of FXRE. The Company consummated the distribution through a series of dividends which involved the transfer of an aggregate of 48% of the outstanding common stock of FXRE into three trusts for the benefit of CKX stockholders, with such shares subsequently released to CKX stockholders. The first dividend, transferred into two trusts on June 18, 2007, was valued at approximately $50.3 million. The second dividend, transferred into a third trust on September 27, 2007, was valued at approximately $40.9 million. After this second dividend, CKX continued to retain an investment of $6.2 million at December 31, 2007 representing its then remaining 2% ownership interest in FXRE.
     On December 21, 2007, the Company declared a dividend with respect to its remaining 2% ownership interest in FXRE and set the record date of December 31, 2007 for the distribution of all of the shares of FXRE stock held by CKX and the three distribution trusts to the CKX stockholders. The Company recorded a $2.2 million gain on the declared dividend of the final 2% interest in FXRE to the Company’s shareholders. The gain represents the difference between the Company’s cost basis in the shares and the trading price of FXRE on January 10, 2008, the first day of trading in FXRE stock.
     On January 10, 2008, CKX and the distribution trusts completed the distribution by delivering to each stockholder of CKX two shares of FXRE common stock for every ten shares of CKX common or preferred stock held by such stockholder on the record date. The total number of shares of FXRE common stock distributed to CKX stockholders was 19,743,349.
     Terminated License Agreements
     Simultaneous with our investment in FXRE, EPE entered into a worldwide license agreement with FXRE, granting FXRE the exclusive right to utilize Elvis Presley-related intellectual property in connection with the development, ownership and operation of Elvis Presley-themed hotels, casinos and certain other real estate-based projects and attractions around the world. FXRE also entered into a worldwide license agreement with the Ali Business, granting FXRE the right to utilize Muhammad Ali-related intellectual property in connection with Muhammad Ali-themed hotels and certain other real estate-based projects and attractions.
     Under the terms of the license agreements, FXRE was required to pay to EPE and the Ali Business a specified percentage of the gross revenue generated at the properties that incorporate the Elvis Presley and Muhammad Ali intellectual property, as applicable.

     FXRE was required to pay a guaranteed annual minimum royalty during each year of the agreement, which amount was to be recoupable against royalties paid during such year as described above. The aggregate guaranteed minimum royalty due for 2007 was $10.0 million, which was paid, together with interest of $0.4 million, in April 2008.
     Notwithstanding payment by FXRE of the initial $10.0 million license payment in April 2008, CKX has not yet recorded any related royalty revenue as, per the Company’s revenue recognition policy, revenue from multiple element licensing arrangements is recognized only when all the conditions of the arrangements tied to the licensing payments to CKX are met.
     On March 9, 2009, following FXRE’s failure to make the $10 million annual guaranteed minimum royalty payments for 2008 when due, EPE and the Ali Business entered into a Termination, Settlement and Release agreement with FXRE, pursuant to which the parties agreed to terminate the EPE and Ali Business license agreements and to release each other from all claims related to or arising from such agreements. In consideration for releasing FXRE from any claims related to the license agreements, EPE and the Ali Business will receive 10% of any future net proceeds or fees received by FXRE from the sale and/or development of the Las Vegas properties, up to a maximum of $10 million. FXRE has the right to buy-out this participation right at any time prior to April 9, 2014 for a payment equal to (i) $3.3 million, plus (ii) 10% of any proceeds received from the sale of some or all of the Las Vegas properties during such buy-out period and for six months thereafter, provided that the amount paid under (i) and (ii) shall not exceed $10 million.
     Discontinued Operations
     The Company has consolidated FXRE from the date of the Company’s investment (June 1, 2007) through September 26, 2007 (date of the second distribution to trust, as noted above). Subsequent to September 26, 2007 and through the distribution of its 2% ownership interest on January 10, 2008, the Company accounted for its 2% ownership interest under the cost method of accounting because the Company had no significant continuing involvement. The operating results of FXRE are reflected as discontinued operations in the accompanying financial statements because the distribution of the FXRE shares to the CKX shareholders qualifies as a spin-off under Accounting Principles Board Opinion 29, Accounting for Non-monetary Transactions, and Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The results of operations presented as discontinued operations for the period from June 1, 2007 to September 26, 2007 are summarized below (in thousands):

Period from
June 1, 2007 to
September 26,
2007
Revenue	$1,346
Total costs and expenses, net of minority interest share	(6,802)
Equity in losses of unconsolidated subsidiaries	(2,974)
Income taxes	—

Loss from discontinued operations, net of income taxes	$(8,430)

     CKX Loan to FXRE
     On September 26, 2007, CKX entered into a Line of Credit Agreement with FXRE pursuant to which CKX agreed to loan up to $7.0 million to FXRE, $6.0 million of which was drawn down on September 26, 2007 and was evidenced by a promissory note dated September 26, 2007. The loan accrued interest at LIBOR plus 600 basis points and was payable upon the earlier of (i) two years and (ii) the consummation by FXRE of an equity raise at or above $90.0 million. The loan was secured by a pledge of an aggregate of 972,762 shares of FXRE common stock held by Mr. Sillerman and Messrs. Paul Kanavos and Brett Torino, both of whom are principals of Flag Luxury Properties (“Flag”) and officers of FXRE. On April 17, 2008, FXRE paid all amounts outstanding under the loan, the Line of Credit Agreement terminated and the shares subject to the pledge referenced above were released.
     Shared Services Agreement
     CKX is party to a shared services agreement with FXRE, pursuant to which certain of our employees, including members of senior management, provide services for FXRE, and certain of FXRE’s employees, including members of senior management, may provide services for CKX. The services provided pursuant to the shared services agreement include management, legal, accounting and administrative. The agreement expires on December 31, 2010 and can be extended or terminated with ninety days notice by either party.
     Charges under the shared services agreement are made on a quarterly basis and are determined by taking into account a number of factors, including but not limited to, the overall type and volume of services provided, the individuals involved, the amount of time spent by such individuals and their current compensation rate with the Company with which they are employed. Each quarter, representatives of the parties meet to (i) determine the net payment due from one party to the other for provided services performed by the parties during the prior calendar quarter, and (ii) prepare a report in reasonable detail with respect to the provided services so performed, including the value of such services and the net payment due. The parties use their reasonable, good-faith efforts to determine the net payments due in accordance with the factors described in above.
     Because the shared services agreement with CKX constitutes an agreement with a related party, the agreement was reviewed and approved by the independent members of the Company’s Board of Directors. In addition, the agreement was reviewed and approved by a special committee of independent members of the Board of Directors of FXRE formed to evaluate and approve certain related party transactions.
     For the year ended December 31, 2008, CKX has billed FXRE $1.6 million for professional services, primarily accounting and legal services, performed under the shared services agreement. FXRE paid $1.3 million of the 2008 shared service costs prior to year-end. The $0.3 million outstanding at December 31, 2008 was paid to the Company in February 2009.
     For the year ended December 31, 2007, CKX billed FXRE $1.0 million for professional services, primarily accounting and legal services. These amounts were paid in 2008. These expenses for the CKX billings were eliminated in consolidation for the period that CKX consolidated FXRE.
     FXRE’s independent registered public accounting firm issued an audit report dated March 3, 2008 pertaining to FXRE’s consolidated financial statements for the year ended December 31, 2007 that contains an explanatory paragraph expressing substantial doubt as to FXRE’s ability to continue as a going concern. FXRE’s ability to satisfy obligations as they come due, which may include making future payments under the shared services agreement described above, is dependent on FXRE successfully raising capital in the future. There can be no assurance that FXRE will be able to complete a financing on terms that are favorable to its business or at all.
4. Summary of Significant Accounting Policies and Basis of Presentation
Principles of Consolidation
     The consolidated financial statements include the accounts of all subsidiaries and the Company’s share of earnings or losses of joint ventures and affiliated companies under the equity method of accounting. The interests held by our noncontrolling shareholders in the Presley Business and the Ali Business are reported as noncontrolling interests in the consolidated financial statements. All intercompany accounts and transactions have been eliminated.
     Any variable interest entities for which the Company is the primary beneficiary, as defined in Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46R”), are consolidated.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted within the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.
Investment in FXRE
     The Company evaluated its investment to acquire a 50% interest in FXRE in accordance with the guidance in FIN 46R. The Company completed the analysis required by FIN 46R and determined that FXRE does not meet the criteria to be a variable interest entity because FXRE shareholders absorb FXRE’s risks and returns in proportion to their ownership interests. Therefore, FIN 46R does not apply. The Company consolidated FXRE from the date of the Company’s investment (June 1, 2007) through the date of the September dividend (September 27, 2007) as it controlled FXRE though its direct 25% ownership interest and the separate indirect ownership of affiliates, primarily the Company’s Chairman, Robert F.X. Sillerman, in the Distribution Trusts and in Flag, which each own direct interests in FXRE. Therefore, under the requirements of Accounting Research Bulletin No. 51, Consolidated Financial Statements, the Company consolidated FXRE based on its control through voting interests. The Company recorded minority interest for the 75% of the shares that it does not own through the date of the September dividend. As a result of the distribution of the Second Dividend Shares into trust on September 27, 2007, the Company’s ownership interest was reduced to 2% of the outstanding equity of

FXRE. From September 26, 2007 to December 31, 2007, the record date of the distribution, the Company accounted for its 2% investment in FXRE under the cost method because the Company had no significant continuing involvement.
Cash and Cash Equivalents
     All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown on the financial statements. Cash and cash equivalents consist of unrestricted cash in accounts maintained with major financial institutions.
     Cash and cash equivalents are deposited with major financial institutions and, at times, such balances with any one financial institution may be in excess of the FDIC-insured limit. In September 2008, the FDIC-insured limit was temporarily increased from $100,000 to $250,000. The limit will revert back to $100,000 on January 1, 2010. The FDIC is also providing unlimited coverage on non-interest bearing transaction accounts through December 31, 2009 for banks participating in the FDIC Temporary Liquidity Guarantee Program. At December 31, 2008, $24.7 million of cash was in uninsured accounts, representing cash in foreign bank accounts. These accounts are in a financial institution in which the British government has a controlling ownership interest.
Inventory
     Inventory, all of which is finished goods, is valued at the lower of cost or market. Cost is determined using the first-in, first out method. Allowances are provided for slow-moving or obsolete inventory items based on management’s review of historical and projected sales data.
Property and Equipment, net
     Property and equipment, net are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for additions, major renewals, and betterments are capitalized. Maintenance and repairs not representing betterments are expensed as incurred. Depreciation and amortization expenses were $3.3 million, $2.7 million and $2.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Property and equipment, net consisted of the following as of December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007	Useful Lives
	(In thousands)	(In thousands)
Land	$27,681	$25,285	n/a
Buildings and improvements	21,082	18,425	5-20
Equipment, furniture and fixtures	7,859	7,530	3-7

	56,622	51,240
Less: accumulated depreciation and amortization	(8,804)	(7,251)

	$47,818	$43,989

Revenue Recognition
Merchandising/Name, Image and Likeness Licensing Revenue:
     A portion of the Company’s revenue is derived from licensing rights to third parties to sell merchandise based on intellectual property, including name, image and likeness rights and related marks. Revenue from these activities is recognized when all of the following conditions are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price to the licensee or buyer is fixed or determinable; and (iv) collectibility is reasonably assured. Licensing advances are deferred until earned under the licensing agreement. Licensing contracts normally provide for quarterly reporting from the licensee of sales made and royalties due. Guaranteed minimum royalties are recognized ratably over the term of the license or are based on sales of the related products, if greater.
Royalty Income:
     Royalty income from music and film contracts is derived from the sale of records and DVDs or from the licensing of film/music rights to third parties. Revenue from recordings is recognized in accordance with SFAS No. 50, Financial Reporting in the Record and Music Industry (“SFAS 50”). Under SFAS 50, revenue is recognized when the Company: (i) has signed a non-cancelable contract; (ii) has delivered the rights to the licensee who is free to exercise them; (iii) has no remaining significant obligations to furnish music or records; and (iv) when collectibility of the full fee is reasonably assured. A significant portion of royalty income is paid to the Company based on the timetable associated with royalty statements generated by third party processors, and is not typically known by the Company on a timely basis. This revenue is consequently not recognized until the amount is either known or reasonably estimable or until receipt of the statements from the third parties. The Company contracts with various agencies to facilitate collection of royalty income.
     When the Company is entitled to royalties based on gross receipts, revenue is recognized before deduction of agency fees, which are included as a component of cost of sales.
Television Revenue:
     The Company recognizes revenue from television productions pursuant to American Institute of Certified Public Accountants Statement of Position 00-2, Accounting by Producers or Distributors of Films (“SOP 00-2”). The following conditions must be met in order to recognize revenue under SOP 00-2: (i) persuasive evidence of a sale or licensing arrangement exists; (ii) the program is complete and has been delivered or is available for immediate and unconditional delivery; (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale; (iv) the arrangement fee is fixed or determinable; and (v) collection of the arrangement fee is reasonably assured. Advance payments received from buyers or licensees are included in the financial statements as a component of deferred revenue.
Sponsorship Revenue:
     The Company derives revenue from sponsorships associated with certain of its television productions and tours. Sponsorship fees relate to either (a) a one-time event, or (b) a period of time. Revenue from a one-time event is recognized when: (i) persuasive evidence of an arrangement exists; (ii) the event has occurred; (iii) the price is fixed or determinable; and (iv) collectibility is reasonably assured. Non-refundable advance payments associated with sponsorships over a period of time are recognized on a straight line basis over the term of the contract from the later of the point at which: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred or services have been rendered; (c) the price is fixed or determinable; and (d) collectibility is reasonably assured, or, the beginning of the license period. Sponsorship advances are deferred until earned pursuant to the sponsorship agreement.
Management and Production Services Revenue:
     The Company recognizes revenue from management and production services at the time the services are provided. Revenue earned based on clients’ performances is earned when documentation that the client has performed the service is received; this revenue is typically based on a contractual percentage of the clients’ earnings. Revenue from the clients’ participation and residuals are recognized at the time such amounts can be reasonably determined, which is generally upon receipt of a statement from a third party.
Other Revenue:
     Ticket sales for tours and exhibits at Graceland, as well as merchandise sales and food and beverage sales are recognized at point of sale. Advance ticket sales are recorded as deferred revenue pending the “event date” on the ticket. Revenue resulting from hotel room rentals is recognized concurrent with room usage. Apartment rental revenue is recognized over the term of the rental lease. Revenue from concerts and other tours is recognized when the tour date is completed. The Company also derives a small portion of its revenue from other sources related to its principal business activities, such as subscriber fees related to the official Elvis website and revenue from Internet and telephony rights granted. Management considers these revenue streams to be immaterial to the financial statements as a whole.

Television Production Costs
     The Company accounts for its television projects in development pursuant to SOP 00-2. Third party costs incurred in producing television programs for which the Company has secured distribution agreements are capitalized and remain unamortized until the project is distributed or are written off at the time they are determined not to be recoverable. Third party costs incurred in developing concepts for new television programs are expensed as incurred until such time as the Company has secured distribution agreements.
     The capitalized costs of producing television programs are expensed in accordance with the individual film forecast method specified in SOP 00-2, pursuant to which the Company estimates the ratio that revenue which is earned for such programming in the current period bears to its estimate at the beginning of the current year of total revenue to be realized from all media and markets for such programming. Amortization commences in the period in which revenue recognition commences. Management regularly reviews and revises its total revenue estimates for each project, which may result in modifications to the rate of amortization. If a net loss is projected for a particular project, the related capitalized costs are written down to estimated realizable value.
Artist Advances and Recoupable Recording Costs
     Recoupable recording costs and artist advances are recorded in accordance with SFAS 50, and thus, are charged to expense in the period in which the sale of the record takes place. Recoupable recording costs and artist advances are only capitalized if the past performance and current popularity of the artist for whom the recording costs are incurred or to whom the advance is made provide a sound basis for estimating that the amount capitalized will be recoverable from future royalties to be earned by the artist. Any portion of recoupable recording costs or artists advances that subsequently appear not to be fully recoverable from future royalties to be earned by the artist are charged to expense during the period in which the loss becomes evident. The Company had capitalized artist advances of $3.0 million and $0.8 million as of December 31, 2008 and 2007, respectively.
Advertising Expense
     Advertising costs are expensed as incurred except for production costs, which are deferred and expensed when advertisements run for the first time. Advertising costs charged to expense were $1.9 million, $4.1 million and $1.3 million for the years ended December 31, 2008, 2007 and 2006. There were no advertising costs deferred as of December 31, 2008 and 2007.
Website Development Costs
     The Company expenses as incurred the costs of maintenance and minor enhancements to the features and functionality of its websites.
Income Taxes
     Income taxes are provided using the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes. Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between U.S. GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating loss, capital loss and general business credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax reporting purposes, as determined under enacted tax laws and rates. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.
     The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of SFAS No. 109 on January 1, 2007. See note 12.
Foreign Currency
     The Company has operations in several foreign countries, primarily the United Kingdom. In the normal course of business these operations are exposed to fluctuations in currency values. Balance sheets of international operations are translated into U.S. dollars at period-end exchange rates while the statements of operations are translated at average exchange rates. Adjustments resulting from financial statement translations are included as cumulative translation adjustments in accumulated other comprehensive loss. Translation gains and losses related to long-term and permanently invested intercompany balances are recorded in accumulated other comprehensive loss.

     Gains and losses from transactions denominated in foreign currencies are included in the statement of operations. For the year ended December 31, 2008, the Company had foreign currency gains of $15.9 million as a result of transactions denominated in non-UK pound sterling currencies, primarily the U.S. dollar, at 19 Entertainment due to the strengthening of the U.S. dollar. For the years ended December 31, 2007 and 2006, the Company had foreign currency losses of $0.3 million and $2.7 million, respectively, as the U.S. dollar weakened. These gains and losses are recorded as other income (expense) within operating income.
Goodwill and Other Intangible Assets
     Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. The Company follows SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). In accordance with the provisions of SFAS 142, goodwill and other intangible assets with indefinite lives are not amortized, but are tested for impairment annually on the first day of the Company’s fiscal fourth quarter or if certain circumstances indicate a possible impairment may exist. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to the estimated residual values.
     The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge would be recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.
     As a result of the 2008 annual impairment test, the Company recorded non-cash impairment charges of $35.7 million ($25.5 million, net of tax). See notes 8 and 12.
Equity Investments
     Investments in which the Company has the ability to exercise significant influence over the business and policies of the investee, but contain less than a controlling voting interest, are accounted for using the equity method.
     Under the equity method, only the Company’s investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only the Company’s share of the investee’s earnings (losses) is included in the consolidated operating results.
     At December 31, 2008 the Company had equity investments of $4.2 million, representing $1.1 million related to the Company’s one-third ownership of Beckham Brand Limited and $3.1 million representing the Company’s 50% ownership in the partnership that is developing the Elvis Presley Cirque du Soleil show (see note 14). At December 31, 2007 the Company had an equity investment of $1.3 million, representing the Company’s one-third ownership of Beckham Brand Limited. These equity investments are included in other assets in the accompanying consolidated balance sheets.
Share-Based Payments
     In conjunction with the stock-based compensation plan that is more fully described in note 11, the Company records compensation expense for all share-based payments (including employee stock options) based on their fair value over the requisite service period. The Company uses the Black-Scholes pricing model at the date of option grants to estimate the fair value of options granted. Grants with graded vesting are expensed evenly over the total vesting period.
Impact of Recently Issued Accounting Standards
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the Company beginning after January 1, 2008 for financial assets and liabilities and after January 1, 2009 for non-financial assets and liabilities. The Company adopted SFAS 157 for financial assets and liabilities on January 1, 2008. The adoption of SFAS 157 for financial assets and liabilities did not have a material impact on the Company’s consolidated financial statements. The Company does not expect the adoption of SFAS 157 for non-financial assets and liabilities to have a material impact on the Company’s consolidated financial statements.

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), providing companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of asset and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Effective January 1, 2008 the Company elected to not report any of its assets and liabilities which were covered by SFAS 159 at fair value.
     On December 4, 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS 141(R) will change the Company’s accounting treatment for business combinations on a prospective basis beginning January 1, 2009. In the year ended December 31, 2008, the Company expensed $2.3 million of deferred acquisition costs in anticipation of adopting SFAS 141(R), as these costs cannot be deferred as of January 1, 2009 when the standard is adopted. One change in SFAS 141(R) that will impact the accounting for prior acquisitions is that beginning in 2009, changes to existing income tax valuation allowances and tax uncertainty accruals resulting from acquisitions will be recorded as adjustments to income tax expense. Prior to SFAS 141(R), these adjustments were recorded as adjustments to goodwill. The Company adopted SFAS 160 on January 1, 2009 and has applied the retrospective application for the presentation and disclosure to these consolidated financial statements and footnotes.
5. Capital Structure
Redeemable Restricted Common Stock
     In connection with the acquisition of 19 Entertainment, certain sellers of 19 Entertainment entered into a Put and Call Option Agreement that provided them with certain rights whereby, during a period of 20 business days beginning March 17, 2011, the Company can exercise a call right to purchase the common stock of such stockholders at a price equal to $24.72 per share and these sellers can exercise a put right to sell the common stock to the Company at a price equal to $13.18 per share. The put and call rights apply to 1,672,170 of the shares issued in connection with the 19 Entertainment acquisition. As the Company considered the common stock, including the put and call option, as a single equity instrument, and since the stock was puttable to the Company at the option of these sellers, these shares have been presented in the accompanying consolidated balance sheet as temporary equity under the heading Redeemable Restricted Common Stock at an estimated fair value inclusive of the put/call rights at $23.0 million.
Series B Convertible Preferred Stock
     Each share of Series B Convertible Preferred Stock has a stated value of $15.30 and entitles the holder to receive an annual dividend calculated at a rate of 8% of the stated value. The Series B Convertible Preferred Stock is valued for accounting purposes at its stated value of $15.30 per share, which approximated its fair value.
     The shares of Series B Convertible Preferred Stock are convertible by its holders into shares of common stock at any time at a conversion price equal to the stated value, subject to adjustments in connection with standard anti-dilution protections for stock splits, stock dividends and reorganizations. The shares of Series B Convertible Preferred Stock become convertible at the Company’s option from and after the third anniversary of the date of issuance, if, at any time, the average closing price of the Company’s common stock over a thirty day trading period equals or exceeds 150% of the conversion price.
     The holders of the Series B Preferred Stock vote with the holders of Common Stock on all matters on an as converted basis and vote separately as a class with respect to authorizing any of the following: (i) an increase in the authorized number of shares of Series B Preferred Stock, (ii) the issuance of additional shares of Series B Preferred Stock, (iii) the creation or issuance of any equity securities having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock, (iv) amending the Company’s Certificate of Incorporation or By-Laws in a manner that is adverse to the Series B Preferred Stock, (v) the declaration or payment of dividends on equity securities ranking on a parity with or junior to the Series B Preferred Stock, and (vi) the repurchase or redemption of any of the Company’s outstanding equity securities other than shares of the Series B Preferred Stock.

     During the period beginning August 7, 2012 and ending August 7, 2013, the Company can, at its sole discretion, redeem the outstanding shares of Series B Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the stated value plus accrued but unpaid dividends through the date of redemption. If the Company does not exercise this redemption right, the conversion price for all remaining shares of Series B Convertible Preferred Stock is thereafter reduced to the lower of (i) the conversion price then in effect and (ii) the average closing price of the Company’s common stock over a thirty day trading period measured as of the last day of the redemption period.
     Upon a liquidation, the holders of the Series B Preferred Stock are entitled to receive in preference to the holders of any other class or series of the Company’s equity securities, a cash amount per share equal to the greater of (x) the stated value plus accrued but unpaid dividends, or (y) the amount to which they would be entitled to receive had they converted into Common Stock.
     The Series B Convertible Preferred Stock has been classified as permanent equity in the accompanying financial statements as the security is redeemable in cash solely at the option of the Company.
Series C Convertible Preferred Stock
     The Series C Convertible Preferred Stock is convertible into one share of common stock and is pari passu with the common stock with respect to dividends and distributions upon liquidation. The Series C Convertible Preferred Stock is not transferable and automatically converts into one share of common stock at such time as The Promenade Trust, which owns a 15% interest in the Presley Business, ceases to own at least 50% of the aggregate sum of the outstanding shares of Series B Convertible Preferred Stock plus the shares of common stock received upon conversion of the Series B Convertible Preferred Stock. The holder of the Series C Convertible Preferred Stock has the right to elect a designee to serve on the Company’s board of directors for no additional compensation or expense.
Common Stock
     The Company’s Revolving Credit Facility prohibits the Company from paying cash dividends on its common stock.
6. Comprehensive Income (Loss)
     The following table is a reconciliation of the Company’s net income to comprehensive income (loss) for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Net income	$21,208	$14,697	$11,320
Other comprehensive income (loss):
Foreign currency translation adjustments	(64,677)	4,317	29,889

	$(43,469)	$19,014	$41,209
Net income attributable to noncontrolling interests	(2,257)	(2,553)	(2,127)

Comprehensive (loss) income	$(45,726)	$16,461	$39,082

     Foreign currency translation adjustments result from the conversion of 19 Entertainment’s financial statements from U.K. pounds sterling to U.S. dollars.
7. Earnings Per Share/Common Shares Outstanding
     Earnings per share is computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted-average number of shares outstanding during the period. Diluted earnings per share includes the determinants of basic earnings per share and, in addition, gives effect to potentially dilutive common shares. The diluted earnings per share calculations exclude the impact of the conversion of 1,491,817 shares of Series B Convertible Preferred shares and the impact of all employee share-based stock plan awards because the effect would be anti-dilutive. In addition, for the years ended December 31, 2008, 2007 and 2006, 916,100, 515,000 and 440,000 shares, respectively, were excluded from the calculation of diluted earnings per share due to stock options that were anti-dilutive.

     The following table shows the reconciliation of the Company’s basic common shares outstanding to the Company’s diluted common shares outstanding for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Weighted average basic common shares outstanding (including redeemable restricted common stock)	96,674,706	96,901,172	92,529,152
Incremental shares for assumed exercise of warrants and stock options	9,671	90,269	1,026,049

Weighted average diluted common shares outstanding (including redeemable restricted common stock)	96,684,377	96,991,441	93,555,201

8. Intangible Assets and Goodwill
     SFAS No. 142 requires the Company to perform a fair value-based impairment test of goodwill and other intangible assets with indefinite lives at least annually. The Company performed its annual impairment assessment of the carrying values of long-lived assets, including intangible assets and goodwill, on October 1, 2008 in accordance with the methods outlined in note 4.
     The Company evaluated the recoverability of goodwill and intangible assets with indefinite lives using a two-step impairment test approach at the reporting unit level. The fair values of the Company’s reporting units were estimated using the present values of cash flows, using assumptions about expected future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates were based on the Company’s internal budget and business plans. Discount rate assumptions were based on an assessment of the risk inherent in the respective reporting units. The results of this test indicated that the book values of the Ali Business and MBST reporting units exceeded the fair values of the businesses. Therefore, a second step was performed which compared the implied fair value of the reporting unit’s goodwill to the book value of the goodwill and other intangible assets with indefinite lives.
     Based on the annual impairment test, the Company recorded non-cash impairment charges of $35.7 million ($25.5 million, net of tax) to reduce the carrying amount of the Ali Business trademark by $24.4 million, the Ali Business goodwill by $3.4 million and MBST goodwill by $7.9 million. The impairment charges recognized in the fourth quarter were triggered by the Company’s 2009 budget process performed in the fourth quarter of 2008 which highlighted the severity and duration of the economic downturn on these businesses and the likelihood that these businesses’ performance will not fully rebound to prior expectations.
     The changes in the book value of goodwill for the year ended December 31, 2008 are as follows (dollar amounts in thousands):

		2008
		Foreign
	Balance at	Currency			Balance at
	December 31,	Translation	Impairment	Other	December 31,
	2007	Adjustment	Charges	Adjustments	2008
Presley royalties and licensing	$14,413	$—	$—	$—	$14,413
Presley Graceland operations	10,166	—	—	—	10,166
19 Entertainment	121,328	(33,114)	—	(7,307)	80,907
MBST	10,097	—	(7,922)	—	2,175
Ali Business	4,450	—	(3,340)	—	1,110

Total	$160,454	$(33,114)	$(11,262)	$(7,307)	$108,771

     The utilization of a portion of the Company’s long-term deferred tax asset resulted in a decrease in goodwill and the valuation allowance of $7.3 million in 2008.
     The changes in the book value of indefinite lived intangible assets for the year ended December 31, 2008 are as follows (dollar amounts in thousands):

	Balance at		Balance at
	December 31,	Impairment	December 31,
	2007	Charge	2008
Trademarks, publicity rights and other intellectual property:
Presley Business	$38,165	$—	$38,165
Ali Business	52,599	(24,399)	28,200

	$90,764	$(24,399)	$66,365

     Intangible assets as of December 31, 2008 consist of (dollar amounts in thousands):

	Weighted
	Average	Gross		Net
	Remaining	Carrying	Accumulated	Carrying
	Useful Life	Amount	Amortization	Amount
Definite Lived Intangible Assets:
Presley record, music publishing, film and video rights	11.1 years	$28,900	$(7,353)	$21,547
Other Presley intangible assets	13.2 years	13,622	(5,265)	8,357
19 Entertainment IDOLS television programming, merchandising and sponsorship relationships	3.3 years	58,644	(30,948)	27,696
19 Entertainment other artist management, recording, merchandising, and sponsorship relationships	0.7 years	12,252	(10,538)	1,714
MBST artist contracts, profit participation rights and other intangible assets	3.0 years	4,270	(2,546)	1,724

		$117,688	$(56,650)	$61,038

     The gross carrying amount of intangible assets of $117.7 million in the table above differs from the amount of $144.6 million in the table below due primarily to foreign currency movements of $(26.9) million.
     Intangible assets as of December 31, 2007 consist of (dollar amounts in thousands):

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Definite Lived Intangible Assets:
Presley record, music publishing, film and video rights	$28,900	$(5,408)	$23,492
Other Presley intangible assets	13,622	(3,990)	9,632
19 Entertainment IDOLS television programming, merchandising and sponsorship relationships	80,879	(30,930)	49,949
19 Entertainment other artist management, recording, merchandising, and sponsorship relationships	16,898	(11,347)	5,551
MBST artist contracts, profit participation rights and other intangible assets	4,270	(1,786)	2,484

	$144,569	$(53,461)	$91,108

     Amortization expense for definite lived intangible assets was $17.9 million, $19.8 million, and $18.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, the projected annual amortization expense for definite lived intangible assets for the next five years, assuming no further acquisitions or dispositions, is as follows:

Years Ending December 31,	(In thousands)
2009	$16,100
2010	15,300
2011	14,200
2012	5,500
2013	2,800
9. Debt
     At December 31, 2008, the Company had $1.9 million outstanding under a subordinated promissory note issued in connection with the acquisition of the Presley Business, which bears interest at the rate of 5.385% per annum. The principal and interest under the note are payable in equal annual installments of principal and interest of $550,000 each, with the final installment of principal and interest due and payable on February 7, 2012. On December 19, 2008, the Company prepaid $500,000 of the principal (see note 15).
     The Company is party to a revolving credit agreement (the “Credit Facility”) with various lenders. The total availability under the Credit Facility was reduced from $150.0 million to $141.7 million in October 2008 due to the bankruptcy of one of the lenders, Lehman Commercial Paper, Inc., a subsidiary of Lehman Brothers, Inc. As of December 31, 2008, the Company had drawn down $100.0 million on the Credit Facility, the proceeds of which were used in June 2007 to make the investment in FXRE described elsewhere herein. A commitment fee of 0.375%-0.50% on the daily unused portion of the Credit Facility is payable monthly in arrears. Under the Credit Facility, the Company may make Eurodollar borrowings or base rate borrowings. The $100.0 million outstanding at December 31, 2008 bears interest at the Eurodollar rate resulting in an effective annual interest rate at December 31, 2008 of 3.33% based upon a margin of 150 basis points. Deferred financing fees are included in other assets on the consolidated balance sheet and are amortized over the remaining term of the agreement, which ends on May 24, 2011.

     The Credit Facility contains covenants that regulate the Company’s and its subsidiaries’ incurrence of debt, disposition of property, payment of cash dividends and capital expenditures. The Company and its subsidiaries were in compliance with all financial loan covenants as of December 31, 2008.
     The fair value of the Company’s debt has been calculated at $90.0 million as of December 31, 2008, reflecting to the favorable interest rates on the Company’s debt instruments.
     The scheduled repayments of debt outstanding as of December 31, 2008, are as follows:

Years Ending December 31,	(In thousands)
2009	$489
2010	473
2011	100,498
2012	458
2013	—
Thereafter	—

$101,918

10. Equity
     During 2007, 1,096,377 warrants with an exercise price of $2.00 per share were exercised. Of these, warrants representing 121,314 shares of common stock were exercised for cash resulting in cash proceeds to the Company of $0.2 million, and warrants representing 975,063 shares of common stock were exercised pursuant to a net cash settlement feature which resulted in the issuance of 813,227 shares of common stock. During 2007, 500,000 warrants with an exercise price of $10.00 per share were exercised pursuant to a net cash settlement feature which resulted in the issuance of 147,348 shares of common stock.
     The Company has no outstanding warrants as of December 31, 2008.
11. Share-Based Payments
     The Company’s 2005 Omnibus Long-Term Incentive Compensation Plan (the “2005 Plan”) was approved by shareholders in March 2005. Under the 2005 Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares, or performance shares is 4,000,000. Shares available for future grants under the 2005 Plan were 2,807,911 at December 31, 2008.
Restricted Stock Grants
     The Company issued 200,000 restricted shares to an executive in 2008. These restricted shares were valued at $1.7 million and were subject to various vesting requirements. For the year ended December 31, 2008, the full value of the grant was charged to non-cash compensation as the grant was fully vested as performance targets were met. The Company issued 55,500 restricted shares to employees valued at $0.7 million in 2007 and 15,000 restricted shares to employees valued at $0.2 million in 2006. These shares are subject to various vesting requirements and the shares are charged to non-cash compensation expense ratably over the vesting periods, which do not exceed five years. As of December 31, 2008, 40,984 of restricted shares granted to employees are unvested and 7,100 have been forfeited and therefore will not vest.
Stock Option Grants
     The Company granted 223,500 and 124,500 stock options to employees in 2008 and 2007, respectively. These options vest 20% on each anniversary from the dates of grant.
     The Company granted 218,000 stock options to employees in 2006. The options vest 30% on the third anniversary from the dates of grant; 30% on the fourth anniversary from the date of grant; and 40% on the fifth anniversary from the date of grant. An additional 10,000 options granted in 2006 vest at the rate of 20%-33% per year commencing on the effective date of the grant. All stock options expire 10 years from the date of grant and were granted with an exercise price equal to the market price on the date of grant.

     Compensation expense for stock option grants is being recognized ratably over the vesting period, assuming 75% of the options will ultimately vest.
     The following assumptions were used in valuing stock options granted during the years ended December 31, 2008, 2007, and 2006:

	2008	2007	2006
Risk-free average interest rate	3.1%	4.5%	5.0%
Volatility	37.0%	39.0%	38.0%
Expected life (years)	6.5	6.5	7.5
Dividend yield	0.0%	0.0%	0.0%
Weighted average grant date fair value	$3.54	$5.71	$5.75
     We estimated forfeitures based on management’s experience. The expected volatility is based on the Company’s historical share price volatility, and an analysis of comparable public companies operating in our industry.
     A summary of the status of the Company’s stock options as of December 31, 2008 and 2007 and changes during the years then ended are presented below:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Balance outstanding at beginning of year	515,000	$12.75	440,000	$12.97	259,500	$12.20
Granted	223,500	$8.28	124,500	$12.02	218,000	$13.88
Exercised	—	—	—	—	—	—
Forfeited	(26,400)	$10.92	(49,500)	$12.85	(37,500)	$12.87

Balance outstanding at end of year	712,100	$11.42	515,000	$12.75	440,000	$12.97

Balance exercisable at end of year	89,530	$12.24

Balance expected to vest in future years	531,095	$11.44

     Total compensation cost not yet recognized for stock options as of December 31, 2008 is $1.6 million and the weighted average future period for recognizing this cost is 3.0 years. The weighted average remaining life of outstanding stock options is 7.8 years which approximates the weighted average remaining contractual term. Total compensation cost not yet recognized for restricted stock grants as of December 31, 2008 is $0.6 million and the weighted average remaining vesting period is 2.2 years.
     Compensation expense for all stock plan awards to employees for the years ended December 31, 2008, 2007 and 2006 were $2.5 million, $1.2 million and $0.8 million, respectively. The Company issued 38,628, 28,293, and 16,355 shares to independent directors as compensation in the years ended December 31, 2008, 2007, and 2006, respectively. Related compensation expense for stock issuances to independent directors in the years ended December 31, 2008, 2007 and 2006 were $0.3 million, $0.4 million and $0.2 million.
12. Income Taxes
     Domestic and foreign income (loss) from continuing operations are as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
(in thousands)	2008	2007	2006
Domestic operations	$(4,785)	$(394)	$(9,692)
Foreign operations	37,902	41,387	26,504

Income before income taxes, equity in earnings of affiliates and minority interest	$33,117	$40,993	$16,812

     The provision for income taxes consists of the following:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
(in thousands)	2008	2007	2006
Current provision (benefit)
Federal	$9,369	$3,448	$2,089
Foreign	17,509	15,134	5,030
State	3,475	2,652	1,068

	30,353	21,234	8,187
Deferred provision (benefit)
Federal	(10,226)	2,474	(368)
Foreign	(3,951)	(4,253)	(1,484)
State	(1,746)	(23)	(157)

	(15,923)	(1,802)	(2,009)

Total income tax expense	$14,430	$19,432	$6,178

     Income tax expense as reported is different than income tax expense computed by applying the statutory federal rate of 35% in 2008, 2007 and 2006. The differences are as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
(in thousands)	2008	2007	2006
Income tax expense at statutory federal rate	$11,591	$14,346	$5,884
Effect of state and local income taxes	1,124	1,350	1,002
Foreign earnings	(1,226)	932	686
Valuation allowance	—	—	(2,947)
Income taxed directly to minority interests	(314)	(558)	(378)
Intercompany transactions	—	—	1,154
Transaction related costs	(792)	1,586	—
MBST impairment charge	2,773	—	—
Other permanently non-deductible related items	1,274	1,776	777

Income tax expense	$14,430	$19,432	$6,178

     The 2008 provision includes a $2.8 million tax detriment related to the MBST impairment charge as the Company has no tax basis in the MBST goodwill and therefore the impairment charge is a permanent book-tax difference. The impairment charge at the Ali Business flows through deferred taxes.
Significant components of the Company’s net deferred tax assets (liabilities) are as follows:

	December 31,	December 31,
(in thousands)	2008	2007
Deferred income tax assets:
Current
Inventory	$340	$332
Accounts receivable	779	659
Deferred revenue	3,822	302

Current deferred income tax assets	4,941	1,293

Non-current
Future foreign tax credit carryforwards	19,707	23,116
Net operating loss carryforwards/unremitted earnings	(32)	(111)
Deferred revenue	723	618
Other	1,349	163
Less: valuation allowance	(15,809)	(23,116)

Non-current deferred income tax assets	5,938	670

Total deferred income tax assets, net	10,879	1,963
Deferred tax liabilities:
Intangible asset basis difference	(23,735)	(38,483)
Property and equipment	(46)	(186)
Other	37	586

Total deferred income tax liabilities	(23,744)	(38,083)

Total deferred income tax assets (liabilities), net	$(12,865)	$(36,120)

     The deferred tax assets at December 31, 2008 and December 31, 2007 were reduced by a valuation allowance of $15.8 million and $23.1 million, respectively. The valuation allowance relates to uncertainty regarding the future realizability of tax benefits related to future foreign tax credit carryforwards. In addition to the current year reduction in valuation allowance resulting from the utilization of a portion of the future foreign tax credit carryforwards in 2008, the Company evaluated the future utilization of the future foreign tax credit carryforwards and has reduced the valuation allowance by an additional $3.9 million related to an increased level of certainty regarding the use of a portion of the remaining future foreign tax credit carryforwards. The release of the valuation allowance and the current year movement were reversed against goodwill in accordance with FAS 109 and EITF 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination. A change in SFAS 141(R) that will impact the accounting for prior acquisitions is that beginning in 2009, changes to existing income tax valuation allowances and tax uncertainty accruals which resulted from acquisitions will be recorded as adjustments to income tax expense. A valuation allowance is not needed against any of the other deferred tax assets.
     The increase in current deferred income tax assets primarily relates to the $9.0 million license fee paid by FXRE to EPE in 2008, which has been deferred for book purposes.
     At December 31, 2007, the Company wrote off approximately $0.4 million of foreign net operating loss carryforwards that would never be utilized. The deferred tax asset for this amount was offset by a valuation allowance which was also written off. Thus there was no effect on the 2007 effective tax rate.
     Deferred income taxes of less than $0.1 million and $0.1 million for the tax years ended December 31, 2008 and 2007, respectively, have been provided on the undistributed earnings of foreign affiliates accounted for under the equity method, because the Company does not plan to permanently reinvest those earnings.
     The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company reviewed its uncertain tax positions in accordance with the recognition standards established by FIN 48. As a result of this review, the Company made an initial adjustment to its estimate of its uncertain tax positions by recognizing an additional liability (including interest and penalties) of approximately $0.2 million through a charge to goodwill and an additional liability (including interest and penalties) of approximately $0.1 million through a charge to retained earnings. The liability is recorded in income taxes payable. The Company does not expect any reasonably possible material changes to the estimated amount of liability associated with its uncertain tax positions through December 31, 2009. If all the uncertain tax positions were settled with the taxing authorities there would be no material effect on the effective tax rate. A reconciliation of the beginning and ending amount of unrecognized benefit is as follows:

(in thousands)
Balance at January 1, 2008	$193
Increases/(decreases) related to prior period positions	—
Increases/(decreases) related to current period positions	—
Decreases due to settlements with taxing authorities	—
Decreases due to lapse of statute of limitations	—

Balance at December 31, 2008	$193

(in thousands)
Balance at January 1, 2007	$—
Increases related to adoption of FIN 48	120
Increases/(decreases) related to prior period positions	73
Increases/(decreases) related to current period positions	—
Decreases due to settlements with taxing authorities	—
Decreases due to lapse of statute of limitations	—

Balance at December 31, 2007	$193

     The Company generally recognizes accrued interest and penalties related to uncertain tax positions through income tax expense. CKX has cumulatively accrued $0.5 million in interest and penalties. For the year ended December 31, 2008, the Company accrued interest and penalties of less than $0.1 million.
     New York State is in the process of auditing 19 Entertainment, Inc. for the period July 1, 2003 through March 17, 2005. New York State has notified the Company that it will commence audits of the Company’s tax years ended December 31, 2005, 2006 and 2007. The Internal Revenue Service has commenced an audit of the Company’s tax year ended December 31, 2006. Open tax years related to federal filings are for the years ended December 31, 2005, 2006 and 2007. Open tax years for state and local jurisdictions are not considered to have a material impact on the financial statements in the event of an examination.

     The United Kingdom’s Revenue & Customs (“HMRC”) has reviewed the historic 19 Entertainment Ltd. UK group through December 2006. HMRC usually has 24 months from the end of the accounting period to review and query each return.
13. Segment Information
     The Company has four reportable segments: Presley Business — Royalties and Licensing, Presley Business — Graceland Operations, 19 Entertainment and the Ali Business. In 2009, the Company began to report MBST in the 19 Entertainment segment due to a change in management structure; prior to 2009, MBST was reported as part of Corporate and Other for segment purposes. All amounts reflected for 2008 and prior years have been recasted to conform to the 2009 presentation. These designations have been made as the discrete operating results of these segments are reviewed by the Company’s chief operating decision maker to assess performance and make operating decisions. All inter-segment transactions have been eliminated in the consolidated financial statements. The results of FXRE are reflected as part of discontinued operations, along with the Company’s 2% share of the net losses under the cost method of accounting of FXRE from September 27, 2007 through December 31, 2007 (see note 3).
     The Company evaluates its operating performance based on several factors, including a financial measure of operating income (loss) before non-cash depreciation of tangible assets and non-cash amortization of intangible assets and non-cash compensation and other non-cash charges, such as charges for impairment of intangible assets (which we refer to as “OIBDAN”).
     The Company considers OIBDAN to be an important indicator of the operational strengths and performance of our businesses and the critical measure the chief operating decision maker (CEO) uses to manage and evaluate our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses or stock-based compensation expense. Accordingly, OIBDAN should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with US GAAP as OIBDAN is not a GAAP equivalent measurement.

	Presley Business
	Royalties and	Graceland	19	Ali
Segment Information	Licensing	Operations	Entertainment (2)	Business (2)	Corporate(1)	Total
	(Amounts in thousands)
Year ended December 31, 2008:
Revenue	$18,186	$36,713	$229,201	$4,028	$—	$288,128

Operating income (loss)	$7,870	$3,875	$66,668	$(26,805)	$(14,668)	$36,940

Depreciation and amortization	$2,582	$2,251	$16,165	$59	$104	$21,161

OIBDAN	$10,491	$6,205	$92,799	$1,008	$(13,787)	$96,716

Year ended December 31, 2007:
Revenue	$21,883	$40,879	$197,864	$6,151	$—	$266,777

Operating income (loss)	$9,364	$5,019	$49,174	$2,718	$(23,517)	$42,758

Depreciation and amortization	$2,582	$2,089	$17,727	$51	$102	$22,551

OIBDAN	$11,981	$7,172	$67,190	$2,784	$(22,493)	$66,634

Year ended December 31, 2006:
Revenue	$13,699	$35,081	$157,308	$4,065	$—	$210,153

Operating income (loss)	$6,300	$2,391	$28,284	$1,404	$(18,484)	$19,895

Depreciation and amortization	$2,582	$1,823	$15,980	$67	$89	$20,541

OIBDAN	$8,897	$4,254	$44,517	$1,481	$(17,661)	$41,488

(1)
The operating losses in 2008 and 2007 include $(5.8) million and $5.3 million, respectively, of merger and distribution-related costs (recoveries), net. The operating losses in 2008 and 2006 include $2.3 million and $3.2 million of acquisition-related costs.

(2)	The 2008 operating losses for the Ali Business and 19 Entertainment segments include $27.8 million and $7.9 million, respectively, of goodwill and intangible asset impairment charges.

	Presley Business
	Royalties and	Graceland	19	Ali
	Licensing	Operations	Entertainment	Business	Corporate	Total
	(Amounts in thousands)
Asset Information:
Segment assets at December 31, 2008	$84,437	$74,359	$153,083	$31,362	$132,820	$476,061

Segment assets at December 31, 2007	$83,324	$72,846	$244,024	$60,053	$65,208	$525,455

Investment in affiliates at December 31, 2008	$3,113	$—	$1,047	$—	$—	$4,160

Investment in affiliates at December 31, 2007	$—	$—	$1,311	$—	$6,175	$7,486

Purchase of property and equipment for year ended December 31, 2008	$—	$4,562	$3,223	$4	$49	$7,838

Purchase of property and equipment for year ended December 31, 2007	$—	$9,776	$1,537	$5	$36	$11,354

Purchase of property and equipment for year ended December 31, 2006	$—	$8,748	$1,856	$11	$69	$10,684

     Below is a reconciliation of the Company’s OIBDAN to net income:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
(Amounts in thousands)	2008	2007	2006
OIBDAN	$96,716	$66,634	$41,488
Impairment charges	(35,661)	—	—
Depreciation and amortization	(21,161)	(22,551)	(20,541)
Non-cash compensation	(2,954)	(1,325)	(1,052)
Interest income	1,778	1,644	1,406
Interest expense	(5,601)	(5,590)	(1,166)
Equity in earnings of affiliates	2,521	1,566	686
Other income (expense)	—	2,181	(3,323)
Income tax expense	(14,430)	(19,432)	(6,178)
Loss from discontinued operations	—	(8,430)	—

Net income	$21,208	$14,697	$11,320

     Based upon the location of customers, the Company had revenue from international markets totaling $48.2 million for the year ended December 31, 2008, of which $4.8 million was attributable to the Royalties and Licensing segment, and $43.4 million was attributable to the 19 Entertainment segment. For the year ended December 31, 2007, the Company had revenue from international markets totaling $31.7 million, of which $3.6 million was attributable to the Royalties and Licensing segment and $28.1 million was attributable to the 19 Entertainment segment. For the year ending 2006, the Company had revenue from international markets totaling $27.1 million, of which $3.3 million was attributable to the Royalties and Licensing segment and $23.8 million was attributable to the 19 Entertainment segment.
     $17.9 million of 2008 international revenue was from the United Kingdom. Assets based in the United Kingdom are $160.2 million. In 2008, the Company had revenue from one customer that represented greater than 10% of the Company’s total revenue. This customer accounted for $72.9 million of the 19 Entertainment segment’s total revenue.

14. Commitments and Contingencies
Commitments
     Total rent expense for the Company under operating leases was $4.3 million, $3.9 million and $2.9 million for the years ended December 31, 2008, 2007, and 2006, respectively. Minimum rental commitments under noncancelable operating leases are as follows:

(In thousands)
Year Ending December 31,
2009	$4,343
2010	3,645
2011	2,891
2012	2,946
2013	2,185
Thereafter	3,509

$19,519

     The Company is required to make guaranteed minimum distributions to The Promenade Trust of at least $1.2 million annually for as long as The Promenade Trust continues to own 15% in the Presley Business. The Company is required to make guaranteed minimum distributions to The Muhammad Ali Family Trust of at least $0.5 million annually for as long as The Muhammad Ali Family Trust continues to own 20% in the Ali Business. These distributions are a component of noncontrolling interests.
     The Company has entered into employment contracts with certain key executives and employees, which include provisions for severance payments and benefits payable in the event of specified terminations of employment. Expected payments under employment contracts are as follows:

(In thousands)
Year Ending December 31,
2009	$14,976
2010	4,802
2011	1,944
2012	560
2013	560
Thereafter	607

$23,449

     On August 17, 2006, the Company announced that, together with its subsidiaries, Elvis Presley Enterprises, Inc. and Elvis Presley Enterprises LLC, it had reached an agreement with Cirque du Soleil and MGM MIRAGE (“MGM”) to create a permanent Elvis Presley show at MGM’s CityCenter hotel/casino, which is currently under construction in Las Vegas. The Elvis Presley Cirque du Soleil show is expected to open in January 2010. The show is being developed and will operate in a partnership jointly owned by Cirque du Soleil and the Company. The partnership is a variable interest entity as defined by FIN 46R. The Company is not the primary beneficiary of the partnership and therefore accounts for its investment under the equity method of accounting. The Company’s maximum exposure to loss as a result of its involvement with the partnership is its funding for the show, which is its investment in the partnership. CKX and Cirque du Soleil have each agreed to pay one-half of the creative development and production costs of the show. CKX expects its portion of the investment to be approximately $24 million, with the largest amount expected to be funded in the later stages of development. The Company incurred expenditures for the development of the show of approximately $3.1 million in 2008 and expects to fund the remaining $20.9 million in 2009 and early 2010. This amount was recorded within other assets on the accompanying condensed consolidated balance sheet.
     In connection with the acquisition of 19 Entertainment, certain sellers of 19 Entertainment entered into a Put and Call Option Agreement that provided them with certain rights whereby, during a period of 20 business days beginning March 17, 2011, the Company can exercise a call right to purchase the common stock of such stockholders at a price equal to $24.72 per share and these sellers can exercise a put right to sell the common stock to the Company at a price equal to $13.18 per share. The put and call rights apply to 1,672,170 of the shares issued in connection with the 19 Entertainment acquisition. As the Company considered the common stock, including the put and call option, as a single equity instrument, and since the stock was puttable to the Company at the option of these sellers, these shares have been presented in the accompanying consolidated balance sheet as temporary equity under the heading Redeemable Restricted Common Stock at an estimated fair value inclusive of the put/call rights at $23.0 million.

     In connection with the acquisition of MBST, the sellers may receive up to an additional 150,000 shares of common stock upon satisfaction of certain performance thresholds over the five-year period following the closing. The receipt by the sellers of any such shares will be accounted for as additional purchase price at the time such performance thresholds are met.
Contingencies
     There are various lawsuits and claims pending against the Company. The Company believes that any ultimate liability resulting from these actions or claims will not have a material adverse effect on the Company’s results of operations, financial condition or liquidity.
     On June 1, 2007, the same day that CKX announced the merger transaction, a lawsuit was filed against the Company and its directors in New York State Court, New York County. The complaint was filed by a purported stockholder of the Company and sought class action status to represent all of the Company’s public stockholders. The complaint alleged that the sale price was too low and that the Company’s directors therefore had breached their fiduciary duties by approving the transaction. The complaint sought to enjoin the transaction and compel the defendants to find alternate bidders in order to obtain the highest price for the Company. The complaint sought no money damages, but did seek attorneys’ and experts’ fees and expenses.
     On July 12, 2007, the defendants moved to dismiss the action on the grounds that the plaintiff and its attorneys had failed to conduct any pre-filing investigation and that the relief sought by the complaint had already been addressed by the Company and was already being provided through several procedures implemented by the Company to maximize stockholder value. At a hearing on September 20, 2007, the court granted the defendants’ motion and dismissed the complaint. Plaintiff’s time to appeal has expired.
     Another lawsuit was filed in the Delaware Chancery Court against the Company, its directors, 19X and 19X Acquisition Corp. on or about December 14, 2007. The complaint was filed by a purported stockholder of the Company and seeks class action status to represent all of the Company’s public stockholders. The complaint alleges that the sale price is too low and that the Company’s directors have therefore breached their fiduciary duties by approving the transaction.
     The lawsuit seeks a preliminary and permanent injunction preventing the Defendants from consummating the merger. Alternatively, if the merger is consummated, the complaint seeks rescission or recessionary damages in an unspecified amount. Finally, the complaint seeks “Class compensatory damages” in an unspecified amount, as well as the costs and disbursements of the action, experts’ fees and the fees of plaintiff’s attorneys.
     On or about February 1, 2008, another summons and complaint was filed in the Delaware Chancery Court against the Defendants, by another purported shareholder of the Company. The complaint is identical to the complaint filed on December 14, 2007. The two cases have been consolidated and plaintiffs have been given leave to file a consolidated amended complaint. The Company believes plaintiffs’ claims are without merit and intends to vigorously defend those claims.
     The two cases were consolidated and on April 18, 2008, plaintiffs filed a consolidated amended complaint.
     In order to resolve the litigation and avoid further cost and delay, CKX and the individual defendants, without admitting any wrongdoing, signed a memorandum of understanding on May 27, 2008 reflecting a tentative settlement agreement with the plaintiffs and memorializing the amended terms to the Merger Agreement and the related management cooperation agreement, as requested by counsel for the plaintiffs in the litigation.
     As a result of the termination of the Merger Agreement, the terms of the settlement agreement became moot and therefore the settlement agreement was not finalized.
     Notwithstanding the termination of the Merger Agreement, plaintiffs’ counsel has indicated to the Company that it does not intend to consent to a dismissal of the lawsuit, but rather is considering filing an amended complaint. The Company is not aware of what the basis for an amended complaint might be and is therefore unable to evaluate the merit of the complaint or anticipate the extent of any liability.

15. Related Party Transactions
     Please see Note 2 regarding the terminated Merger Transaction with 19X.
     Please see Note 3 regarding the Transactions Involving FX Real Estate and Entertainment Inc. and FX Luxury Realty, LLC.
     On September 29, 2008, the Company made a loan to The Promenade Trust in the amount of approximately $0.5 million. The Promenade Trust holds the Company’s Series B Convertible Preferred Stock and is the owner of the minority equity interest in the Presley Business. The loan, which bore interest at the rate of 2.38% per annum, was settled on November 7, 2008.
     On December 19, 2008, the Company prepaid a $500,000 principal payment due in February 2013 under the Company’s subordinated promissory note that was issued in connection with the acquisition of the Presley Business. The Company recorded a $25,000 gain on this transaction.
     The Company subleases from a third party 16,810 square feet, comprising the entire 16th and a portion of the 15th floors at 650 Madison Avenue, for its principal corporate offices in New York, New York. The remainder of the 15th floor at 650 Madison Avenue is subleased from the same sublessor by Flag Anguilla Management (“Flag Anguilla”), a company in which Robert F.X. Sillerman is the majority shareholder. Both the CKX and Flag Anguilla subleases have cross default provisions, so that a default by Flag Anguilla under its sublease could result in the sublessor calling a default under the CKX sublease, thereby forcing CKX to vacate its office space. For administrative convenience and to protect CKX from any cross default risk, CKX has historically paid the rent for the full space directly to the sublessor, and Flag Anguilla has then immediately reimbursed CKX for its portion of the monthly rent ($42,000). Starting with October 2008, Flag Anguilla stopped reimbursing CKX for its portion of the monthly rent. In order to avoid a potential cross default as referenced above, CKX elected to continue to make payment on the full space and seek payment after the fact from Flag Anguilla. As of January 31, 2009, CKX had made unreimbursed rental and related payments (including real estate taxes and operating expenses) for the benefit of Flag Anguilla in the amount of $212,626. All amounts paid by the Company on behalf of Flag Anguilla were reimbursed to the Company in March 2009. The Company did not make any payments on Flag Anguilla’s behalf in respect of rent due for February or March 2009.
     Upon payment of the outstanding amounts referenced above, the Company reached an agreement with Flag Anguilla, Flag Luxury Properties, a company in which Robert F.X. Sillerman owns approximately 33% of the outstanding equity, and FXRE, pursuant to which (i) Flag Anguilla will assign its sublease for the 15th floor to CKX and vacate the space, and (ii) CKX will sublicense a portion of such space to each of Flag Luxury Properties and FXRE. The terms of the agreements will run concurrent with the term of CKX’s sublease for the space (expiring in 2013). CKX will be responsible for payment of the full rental amount each month to the sublandlord, and each of Flag Luxury Properties and FXRE will pay its pro rata share of the rent for the space it occupies to CKX, with such payments to be made on the first day of every month during the term. Each agreement will be terminable at the option of FXRE or Flag Luxury Properties, as the case may be, on 90 days written notice, and will be terminable at the option of CKX upon the failure of a FXRE or Flag Luxury Properties, as the case may be, to make a single rental payment when due, subject to a five (5) day cure period. The effectiveness of the assignment of the sublease and the agreements is conditioned on Flag Anguilla being current on its rent through March 1, 2009.
     In 2007, the Company entered into a $1.8 million loan agreement with a vendor that provides marketing and branding services to the Company. This vendor is owned by several individuals who collectively own less than a one percent interest in the Company. The loan bears interest at 10% per annum and is due monthly which has been paid currently through December 31, 2008. Principal payments are due in each February during the years 2009 through 2012 based at a rate of 50% of the vendor’s cash flow, as defined; the maturity date of the loan is in August 2012. No principal payment was due or made in February 2009 as the vendor had negative cash flow. The loan is personally guaranteed by the four principals of the vendor. $1.8 million was outstanding under the loan agreement at December 31, 2008. The Company entered into a consulting agreement with the vendor in 2007 that terminates in December 2010 and provides for the Company to pay monthly consulting fees that would total $1.8 million over the term of the agreement; $0.5 million and $0.2 million were expensed under the agreement in the years ended December 31, 2008 and 2007, respectively. The consulting agreement may be terminated by either party upon sixty days notice.
16. Retirement Plan
     The Company has a defined contribution plan covering U.S. employees who have met eligibility requirements. The Company matches 100% on the first 3% and 50% on the next 2% of what an employee contributes to the plan. The Company’s matching contribution for the years ended December 31, 2008, 2007 and 2006 was $0.5 million, $0.5 million, and $0.4 million, respectively.

17. Unaudited Quarterly Financial Information
     In the opinion of the Company’s management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation have been included on a quarterly basis.
     As a result of the seasonality of the Company’s businesses, including the timing of the airing of its principal television properties, and impairment charges recorded in the fourth quarter of 2008, the Company generated lower revenue, a loss from operations and a net loss during the fourth quarters of the years ended December 31, 2008. All amounts for all periods shown are in thousands, except share information.

For The Year Ended	First	Second	Third	Fourth
December 31, 2008	Quarter	Quarter	Quarter	Quarter	Total
Revenue	$65,237	$88,510	$96,977	$37,404	$288,128
Depreciation and amortization	5,632	5,457	5,322	4,750	21,161
Impairment charges	—	—	—	35,661	35,661
Other operating (income) expense	(217)	58	(5,631)	(10,120)	(15,910)
Operating income (loss)	20,059	25,233	22,708	(31,060)	36,940
Income tax expense (benefit)	8,365	11,515	12,152	(17,602)	14,430
Equity in earnings of affiliates	1,212	445	299	565	2,521
Net income (loss)	12,067	13,066	9,832	(13,757)	21,208
Dividends on preferred stock	(456)	(456)	(456)	(456)	(1,824)
Less: Net income attributable to noncontrolling interests	(397)	(678)	(688)	(494)	(2,257)
Net income attributable to CKX, Inc.	11,214	11,932	8,688	(14,707)	17,127
Net income (loss) available to CKX, Inc.	11,611	12,610	9,376	(14,213)	19,384
Basic income (loss) per common share	$0.12	$0.12	$0.09	$(0.15)	$0.18
Diluted income (loss) per common share	$0.12	$0.12	$0.09	$(0.15)	$0.18
Weighted average basic common shares outstanding	97,080,778	97,045,279	97,054,680	95,579,940	96,674,706
Weighted average diluted common shares outstanding	97,083,350	97,090,538	97,060,937	95,579,940	96,684,377

For The Year Ended	First	Second	Third	Fourth
December 31, 2007	Quarter	Quarter	Quarter	Quarter	Total
Revenue	$49,598	$72,331	$99,069	$45,779	$266,777
Depreciation and amortization	5,572	5,526	5,658	5,795	22,551
Operating income	8,120	13,570	20,205	863	42,758
Other income (expense)	2	(388)	(8)	2,575	2,181
Income tax expense (benefit)	4,809	9,105	4,256	1,262	19,432
Equity in earnings (losses) of affiliates	377	(2,236)	514	2,911	1,566
Net income	3,564	381	7,465	3,287	14,697
Dividends on preferred stock	(456)	(456)	(456)	(456)	(1,824)
Less: Net income attributable to noncontrolling interests	(208)	1,531	(1,032)	(2,844)	(2,553)
Net income attributable to CKX, Inc.	2,900	1,456	5,977	(13)	10,320
Net income (loss) available to CKX, Inc.	3,108	(75)	7,009	2,831	12,873
Basic and diluted income (loss) per common share	$0.03	$0.01	$0.06	$—	$0.11
Weighted average basic common shares outstanding	96,737,982	96,857,748	96,985,517	97,019,427	96,901,172
Weighted average diluted common shares outstanding	96,947,282	96,949,853	97,087,081	97,019,427	96,991,441
18. Subsequent Events
     As referenced in note 3 above, on March 9, 2009, following FXRE’s failure to make the $10 million annual guaranteed minimum royalty payments for 2008 when due, EPE and the Ali Business entered into a Termination, Settlement and Release agreement with FXRE, pursuant to which the parties agreed to terminate the EPE and Ali Business license agreements and to release each other from all claims related to or arising from such agreements. In consideration for releasing FXRE from any claims related to the license agreements, EPE and the Ali Business will receive 10% of any future net proceeds or fees received by FXRE from the sale and/or development of the Las Vegas properties, up to a maximum of $10 million. FXRE has the right to buy-out this participation right at any time prior to April 9, 2014 for a payment equal to (i) $3.3 million, plus (ii) 10% of any proceeds received from the sale of some or all of the Las Vegas properties during such buy-out period and for six months thereafter, provided that the amount paid under (i) and (ii) shall not exceed $10 million.
ITEM 15. EXHIBITS, FINANCIAL STATEMENTS AND SCHEDULE
Financial Statements
     See Table of Contents to Consolidated Financial Statements at page 28.
Financial Statement Schedule
     Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2008, 2007 and 2006.

Financial Statement Schedule
SCHEDULE II
CKX, Inc.
VALUATION AND QUALIFYING ACCOUNTS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(DOLLARS IN THOUSANDS)

	Balance at	Additions Charged
	Beginning of	(Credited) to Costs	Additions Charged		Balance at
Description	Period	and Expenses	to Other Accounts	Deductions	End of Period
2008
Accounts receivable
Allowance for doubtful accounts	$832	$814	$—	$(843)	$803
Inventory allowance for obsolescence	627	114	—	(92)	649
Deferred taxes valuation allowance	23,116	—	(7,307)	—	15,809

Total	$24,575	$928	$(7,307)	$(935)	$17,261

2007
Accounts receivable
Allowance for doubtful accounts	$457	$588	$—	$(213)	$832
Inventory allowance for obsolescence	636	32	—	(41)	627
Deferred taxes valuation allowance	28,583	(479)	(4,988)	—	23,116

Total	$29,676	$141	$(4,988)	$(254)	$24,575

2006
Accounts receivable
Allowance for doubtful accounts	$7	$251	$227	$(28)	$457
Inventory allowance for obsolescence	394	296	—	(54)	636
Deferred taxes valuation allowance	31,405	(2,947)	125	—	28,583

Total	$31,806	$(2,400)	$352	$(82)	$29,676

Item 9.01           Financial Statements and Exhibits
(d)          Exhibits

Exhibit No.	Description
23.1	Consent of Deloitte & Touche LLP

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.
By:	/s/ Thomas P. Benson
Name:	Thomas P. Benson
Title:	Chief Financial Officer, Executive Vice President and Treasurer (Principal Accounting Officer)
DATE: October 14, 2009

INDEX TO EXHIBITS

Exhibit No.	Description

23.1	Consent of Deloitte & Touche LLP